UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

FORM 11-K

ANNUAL REPORT
PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

[X]        Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the Fiscal Year Ended December 31, 2024

OR

[ ]        Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the transition period from ___________ to ____________.

Commission file number 001-02979
_______________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

Wells Fargo & Company 401(k) Plan
c/o Wells Fargo & Company
550 S. 4th Street
Minneapolis, MN 55415

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94104

WELLS FARGO & COMPANY 401(k) PLAN

Table of Contents
Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2024 and 2023	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2024	3

Notes to Financial Statements	4

Supplemental Schedule:

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2024	14

Signatures	40

Exhibit Index	41

Report of Independent Registered Public Accounting Firm
To the Plan Participants and Plan Administrator
Wells Fargo & Company 401(k) Plan:
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of Wells Fargo & Company 401(k) Plan (the Plan) as of December 31, 2024 and 2023, the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the year ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Accompanying Supplemental Information
The Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2024 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.
/s/ KPMG LLP
We have not been able to determine the specific year that we began serving as the Plan’s auditor; however, we are aware that we have served as the Plan’s auditor since at least 1989.
Cleveland, Ohio
June 18, 2025

WELLS FARGO & COMPANY 401(k) PLAN
Statements of Net Assets Available for Benefits
December 31, 2024 and 2023
	2024	2023
Assets:
Investments, at fair value	$53,449,351,051	46,931,811,897
Investments, at contract value	3,935,809,874	4,414,684,914
Total investments	57,385,160,925	51,346,496,811
Notes receivable from participants	792,666,444	798,107,600
Total assets	58,177,827,369	52,144,604,411
Net assets available for benefits	$58,177,827,369	52,144,604,411

See accompanying notes to financial statements.

WELLS FARGO & COMPANY 401(k) PLAN
Statement of Changes in Net Assets Available for Benefits
Year ended December 31, 2024

Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$9,095,414,370
Interest and dividends	595,587,835
Total investment income	9,691,002,205
Contributions:
Employer	1,028,810,596
Participants	1,744,071,399
Rollovers	219,851,879
Total contributions	2,992,733,874
Interest income from notes receivable from participants	61,401,853
Other income	21,566,565
Total additions to plan assets	12,766,704,497
Deductions to net assets attributed to:
Benefits paid to participants	6,723,663,332
Administrative expense	9,818,207
Total deductions from plan assets	6,733,481,539
Net increase	6,033,222,958
Net assets available for benefits:
Beginning of year	52,144,604,411
End of year	$58,177,827,369

See accompanying notes to financial statements.

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024
(1)Description of Plan
The following description of the Wells Fargo & Company 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan document, as amended, for a more complete description of the Plan’s provisions.
(a)General
The Plan is a defined contribution plan with a 401(k) feature sponsored by Wells Fargo & Company (the “Company”, “Wells Fargo” or “Plan Sponsor”). A portion of the Plan invested in Company stock is an Employee Stock Ownership Plan (ESOP). All subsidiaries of the Company with U.S.-based employees are participating employers in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, and the Internal Revenue Code (IRC), as amended.
The Plan Administrator is the Plan Sponsor’s Head of Human Resources (or the functional equivalent title of the most senior position in Human Resources), the Head of Total Rewards (or the functional equivalent title of the most senior position in Human Resources over compensation and benefit plans or programs other than the Head of Human Resources), and the Head of Benefits (or the functional equivalent title of the most senior position in Human Resources benefit plans and programs other than the Head of Human Resources and the Head of Total Rewards), each of whom may act individually or jointly as the Plan Administrator, or its authorized delegate. The Plan Administrator hired Empower Retirement, LLC to serve as the recordkeeper (“Recordkeeper”). Empower Trust Company, LLC is the Plan Trustee (“Trustee”).
The Plan is not considered a safe harbor plan under the IRC and is subject to annual nondiscrimination testing requirements.
(b)Eligibility
Employees eligible to participate in the Plan generally include regular and fixed term employees employed by a participating employer who have completed one full calendar month of service. Effective January 1, 2024, the Plan was amended and restated to permit flexible employees and interns to be qualified employees and set a minimum eligibility age of 18.
Employees, who satisfy the Plan’s eligibility requirements, become eligible to make salary deferral contributions on the first day of the month following one calendar month of service. Employees may be eligible to receive employer matching contributions and base contributions, after completion of one year of vesting service and satisfaction of other eligibility requirements.
(c)Contributions and Vesting
Each year, eligible participants may make salary deferral contributions, subject to certain limitations, from 1% to 50% of their certified compensation, as defined in the Plan. Salary deferral contributions are eligible to be matched by the Company after one year of service. Participants age 50 or older can make catch‑up salary deferral contributions each year in accordance with limits set by the IRS. Catch‑up contributions are generally not eligible for employer matching contributions. Participants are fully vested in their salary deferral contributions.
Employer contributions consist of two components: matching contributions and base contributions. To be eligible to receive these contributions, a participant must be employed on December 15 of the plan year, with certain exceptions. Termination of employment on or after normal retirement age, disability, and death are the three exceptions to the December 15 employment rule to be eligible for employer match and base contributions.
    4    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024
Matching contributions are equal to 100% of salary deferral contributions up to 6% of participant’s eligible certified compensation in the plan year and are paid at year-end. Matching contributions for eligible employees hired January 1, 2021 or after are subject to 3-year cliff vesting. Eligible employees hired prior to January 1, 2021 are 100% vested in their current and future matching contributions. New matching contributions received on or after January 1, 2024 are invested according to the participant’s investment elections on file on the date the matching contribution is made.
Base contributions are generally equal to 1% of an eligible participant’s certified compensation for the plan year. To be eligible to receive this contribution, a participant must have completed one year of service and the sum of the participant’s certified compensation and elective deferrals to the Wells Fargo & Company Deferred Compensation Plan for the plan year must be less than $75,000. Base contributions are subject to 3-year cliff vesting. Base contributions are invested in accordance with participants’ investment elections on file from their choice of the available investment options offered within the Plan, or the Plan’s qualified default investment alternative, if an election is not on file.
Plan participants may also elect to roll over distributions from a former employer’s qualified retirement plan or a qualified Individual Retirement Account (IRA) to the Plan.
(d)Participant Accounts
Each participant’s Plan account is credited with the participant’s salary deferral contributions, any rollover contributions, the Company’s matching contributions and base contributions which are subject to investment gains and losses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested Plan account. Each participant may elect to reallocate their plan account balance, including all or a portion of the participant’s account that is invested in the Wells Fargo ESOP Fund.
(e)Payment of Benefits and Forfeitures
While employed, a participant may make withdrawals from his or her Plan account (as allowed under Plan provisions and IRS regulations). Certain restrictions associated with withdrawals, as described in the Plan, may be waived in the event a participant demonstrates financial hardship.
Upon termination of employment or disability (as defined by the Plan), a participant may elect to receive his or her vested Plan account balance as a lump sum, a partial lump sum distribution, or as periodic installment payments. Beneficiaries do not have the right to elect installment payments for distributions commencing on or after January 1, 2022. Prior to January 1, 2021, the option of installment payments was only available to participants who commenced installment payments prior to January 1, 2010. Certain participants with grandfathered benefits from plans merged into the Plan may also take their benefit as an annuity. Distributions from all funds are made in cash; however, a participant invested in the Company’s common stock may elect to receive shares of the Company’s common stock in-kind with the value of fractional shares paid in cash. If the participant’s balance is, or becomes less than $1,000, following termination, a distribution is made as a lump sum, unless the participant elects to roll over their account balance. Effective January 1, 2024, the plan was amended and restated to add a plan provision to permit automatic rollover to an IRA for plan participants who have a plan account balance of $7,000 or less, but greater than $1,000 following termination of employment, if the participant has not elected a lump sum or direct rollover.
When a participant terminates employment or becomes disabled, he or she is entitled to distribution of his or her total vested account balance. The nonvested portion is forfeited and serves to reduce future employer contributions, pay plan administrative expenses, or make corrective adjustments to participants’ accounts. Forfeitures used to offset employer contributions were $8,731,355 for the
    5    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024
year ended December 31, 2024. The forfeiture account balance was $0 for both years ended December 31, 2024 and 2023.
(f)Notes Receivable from Participants
Two types of loans are available to participants under the Plan: general purpose and principal residence. General purpose loans may be obtained for periods of up to five years. Principal residence loans are available only to finance the purchase or construction of the participant’s principal residence and may not exceed 20 years. Participants may have two loans outstanding at any time, one of which may be a principal residence loan. The maximum amount of any loan, when added to the balance outstanding on all other loans to the participant, may not exceed the lesser of (1) $50,000 reduced by the excess (if any) of (A) the highest outstanding balance of loans from the Plan to the participant during the one-year period ending on the day before the date on which the loan is made, over (B) the outstanding balance of loans from the Plan to the participant on the date on which the loan is made, or (2) one-half of the value of the participant’s vested account balance on the date on which the loan is made. The minimum principal amount for any loan is $500. The loan interest rate is 2% above the prime rate published in the Wall Street Journal on the origination date of the loan.
Repayments on loans are generally made through biweekly payroll deductions and are allocated to the participant’s account and invested according to the participant’s investment elections. Upon termination of employment from Wells Fargo, participants may pay off their loan in full or elect to continue to make loan payments directly to the 401(k) Plan. As of December 31, 2024 and 2023, interest rates ranged from 3.25% to 11.50% and loans mature through December 31, 2044 and December 26, 2043, respectively.
(g)Investment Options
Salary deferral contributions, base contributions, and matching contributions are invested in accordance with participants’ investment elections on file from their choice of the available investment options offered within the Plan, or the Plan’s qualified default investment alternative, which is the age-appropriate target date fund, if an election is not on file.
The Plan document requires that Company common stock be offered as an available investment option to participants through the Wells Fargo ESOP Fund. The Plan Sponsor’s Employee Benefit Review Committee (the “Committee”) has discretion under the Plan to select additional investment alternatives to be offered to participants. Under the terms of a trust agreement, between the Company and the Trustee, the Trustee manages the Plan’s assets in one or more funds (“Trust”) on behalf of the Plan, except to the extent the Trustee is directed by the Committee.
(2)Summary of Significant Accounting Policies
(a)Basis of Presentation
The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles.
(b)Administrative Expenses
All costs and expenses of administering the Plan and Trust are paid by the Company, except for certain investment management fees, which are netted against investment returns and a portion of the recordkeeping fees. Fees for managed account advisory services, overnight delivery charges, and administration of qualified domestic relation orders provided by an independent third-party are charged directly to participant accounts only for individuals that use these services.
    6    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024
(c)Fair Value Definition and Hierarchy
Investments are reported at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on an exit price notion that maximizes the use of observable inputs and minimizes the use of unobservable inputs.
The Plan classifies its assets and liabilities measured at fair value based upon a three-level hierarchy that assigns the highest priority to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs. The three levels are as follows:
•Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.
•Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model‑based valuation techniques, for which all significant assumptions are observable in the market.
•Level 3 – Valuation is generated from model‑based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models, market comparable pricing, option models and similar techniques.
(d)Investments and Income Recognition
Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends on common stock are allocated based upon participant account holdings in Company common stock held in the Wells Fargo ESOP Fund on the record date and are recorded in the Trust on the dividend payment date. Net appreciation or (depreciation) includes gains and or losses on investments bought and sold as well as held during the year.
(e)Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as deemed distributions based upon the terms of the Plan and Plan loan rules, as determined by the Plan Administrator.
(f)Risks and Uncertainties
The Plan may invest in various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.
(g)Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.
(h)Payment of Benefits
Benefits are recorded when paid.

    7    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024
(3)Wells Fargo ESOP Fund
The Wells Fargo ESOP Fund consists predominantly of shares of Wells Fargo & Company Common Stock. The Plan’s investment in the Company’s common stock was $10,218,099,891 and $9,314,738,444 as of December 31, 2024 and 2023, respectively. The quoted market price of the Company’s common stock was $70.24 and $49.22 as of December 31, 2024 and 2023, respectively.
Participants may elect to have dividends on their vested accounts held in the Wells Fargo ESOP Fund paid to them in cash or have the dividends automatically reinvested in additional shares of Company common stock in the Wells Fargo ESOP Fund. The dividend will be automatically reinvested in the Plan if: (i) a participant makes no election, (ii) if the total vested dividend for a participant is less than $5, or (iii) the participant is deceased. In 2024, the Company paid $242,680,738 to the participants for dividends on common stocks held directly.
Each participant is entitled to exercise voting rights attributable to the Company common stock allocated to his or her Plan account and is notified by the Trustee prior to the time that such rights are to be exercised. The Trustee will vote all shares of Company common stock held in the Wells Fargo ESOP Fund in proportion to “votes” cast by participants.
(4)Investments Valued at Contract Value
(i)Description
The Wells Fargo Stable Value Fund (the “Stable Value Fund”) primarily invests in security-backed contracts issued by insurance companies and other financial institutions. The security-backed contracts held in the Stable Value Fund guarantee a fixed return to its investors, resulting in it being considered a fully benefit responsive investment contract.
A security-backed contract is an investment contract (also known as a synthetic guaranteed investment contract (GIC) or a separate account GIC) issued by an insurance company or other financial institution, backed by a portfolio of bonds. The bond portfolio is either owned directly by the Stable Value Fund or owned by the contract issuer and segregated in a separate account for the benefit of the Stable Value Fund. The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third-party custodian. The issuer guarantees that all qualified participant withdrawals will be at contract value. In the case of a full liquidation event, the issuer is responsible for covering any amount by which the contract value exceeds the fair value of the underlying portfolio.
(ii)Valuation of Underlying Investments
Security-backed contracts are carried at contract value. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by participants when they initiate permitted transactions under the terms of the Plan. The contract rate resets periodically, normally each quarter or semi-annually, using end-of-period data.
(iii)Withdrawal and Termination Provisions
All security-backed contracts held by the Stable Value Fund are fully benefit responsive, which means withdrawals from these investment contracts may be made at contract value for qualifying benefit payments, including participant‑directed transfers.
Security-backed contracts that permit the issuer to terminate at fair value generally provide that the Stable Value Fund may elect to convert such termination to an amortization election as described below. In addition, if the Stable Value Fund defaults in its obligations under the contract (including the issuer’s determination that the agreement constitutes a nonexempt prohibited
    8    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024
transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Stable Value Fund will receive the fair value as of the date of termination. Each contract recognizes certain “events of default” which can invalidate contracts’ coverage. Among these are investments outside of the range of investments which are permitted under the investment guidelines contained in the investment contract, fraudulent or other material misrepresentations made to the investment contract provider, changes of control of the investment adviser not approved by the contract issuer, changes in certain key regulatory requirements, or failure of the Plan to be tax qualified.
Security‑backed contracts also generally provide for withdrawals associated with certain events, which are not in the ordinary course of Plan operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events, which may trigger a market value adjustment; however, such events may include, but not limited to, the following:
•material amendments to the Plan’s structure or administration;
•complete or partial termination of the Plan, including a merger with another plan;
•the failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA;
•withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the Plan with another plan, or the Plan sponsor’s establishment of another tax qualified defined contribution plan;
•any change in law, regulation, ruling, administrative or judicial position, or accounting requirement, applicable to the Plan or participating plans; and
•the delivery of any communication to Plan participants designed to influence a participant not to invest in the Plan.
At this time, the Stable Value Fund manager does not believe that the occurrence of any such market value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.
(iv)Wrapper Contract Fees
The Stable Value Fund pays wrapper contract fees to the security-backed contract issuers to assure contract liquidity for plan participant‑directed withdrawals. Annual investment management fees in 2024 were $240,158 based on separate agreements for various types of instruments.
(5)Fair Value Measurements
The Plan classifies its investments recorded at fair value as either Level 1, 2, or 3 in the fair value hierarchy. The highest priority (Level 1) is assigned to valuations based on unadjusted quoted prices in active markets and the lowest priority (Level 3) is assigned to valuations based on significant unobservable inputs.
In the determination of the classification of financial instruments in Level 2 or Level 3 of the fair value hierarchy, the Plan considers all available information, including observable market data, indications of market liquidity and orderliness, and its understanding of the valuation techniques and significant inputs used. Judgments are made regarding the significance of the Level 3 inputs to the instruments’ fair value
    9    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024
measurement to its entirety. If unobservable inputs are considered significant, the instrument is classified as Level 3.
The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2024 and 2023.
Investments in mutual funds are valued at fair value based upon quoted prices in an active market. Mutual funds include money market funds, which are priced at $1.00 per share.
Investments in collective investment funds are redeemable daily at net asset value (“NAV”), which is the readily determinable fair value. The price per share is quoted on a private market; however, the price per share is based on the value of the underlying investments, which are traded on an active market.
Investments in multi-manager funds are comprised of publicly traded mutual funds, which are valued at fair value based upon quoted prices in an active market, and collective investment funds that are valued at NAV. The NAV is based upon the value of the underlying investments which are traded on an active market.
Investments in the Stable Value Fund’s collective investment funds that are not an underlying investment of a fully benefit responsive contract are valued at NAV as described above.
Investments in the Company’s common stock are valued at quoted market price.
The Wells Fargo ESOP Fund is structured as a unitized account that holds Wells Fargo common stock that are valued at quoted market prices and a percentage of money market funds that are valued at fair value as described above. The money market funds are used to provide daily liquidity for the fund.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following tables sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2024 and 2023, respectively:

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Collective investment funds	$—	30,014,008,564	—	30,014,008,564
Mutual funds	1,578,497,672	—	—	1,578,497,672
Multi-manager funds:
Collective investment funds	—	9,175,446,613	—	9,175,446,613
Mutual funds	2,341,987,965	—	—	2,341,987,965
Total multi-manager funds	2,341,987,965	9,175,446,613	—	11,517,434,578
Stable Value Fund
Collective investment funds	—	121,310,346	—	121,310,346
Company common stock	10,218,099,891	—	—	10,218,099,891
Total investments at fair value	$14,138,585,528	39,310,765,523	—	53,449,351,051
    10    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Collective investment funds	$—	25,604,849,468	—	25,604,849,468
Mutual funds	1,232,795,246	—	—	1,232,795,246
Multi-manager funds:
Collective investment funds	—	8,369,971,717	—	8,369,971,717
Mutual funds	2,330,297,876	—	—	2,330,297,876
Total multi-manager funds	2,330,297,876	8,369,971,717	—	10,700,269,593
Stable Value Fund
Collective investment funds	—	79,159,146	—	79,159,146
Company common stock	9,314,738,444	—	—	9,314,738,444
Total investments at fair value	$12,877,831,566	34,053,980,331	—	46,931,811,897

(6)Related Party Transactions and Party-in-Interest
The Plan allows participants to invest in Company common stock within the Wells Fargo ESOP Fund.
The Plan engaged in transactions involving acquisition or disposition of units of participation in certain investments managed by a subsidiary of Allspring Global Investments, LLC (“Allspring”) through December 4, 2023. The Company has a noncontrolling interest in Allspring, which may be considered a party-in-interest with respect to the Plan. Such transactions, even if considered parties-in-interest transactions under ERISA regulations, are covered by an exemption from the “prohibited transaction” provisions of ERISA and the IRC. Additionally, the Stable Value Fund manager is a subsidiary of Allspring and the Company pays the investment management fees of such affiliate that are associated with the Stable Value Fund.
(7)Other Income
The Plan periodically receives monies from litigation settlements or other residual proceeds (“Proceeds”) related to the Plan, or prior plans that merged into the Plan, in which the Plan Administrator or their delegate is typically responsible for determining how these Proceeds will be allocated to the Plan.
These Proceeds are deposited into a Plan level interest-bearing account and are included as investments at fair value on the statements of net assets available for benefits and in other income on the statement of changes of net assets available for benefits until the Plan Administrator directs the recordkeeper and Trustee to allocate the Proceeds and accrued interest, in accordance with the plan of allocation.
(8)Tax Status
The Internal Revenue Service (IRS) has determined and informed the Company by a letter dated August 2, 2017, that the Plan and related Trust are designed in accordance with applicable sections of the IRC. Although the Plan has been amended and restated since receiving the determination letter, the Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC, and therefore believe that the Plan is qualified, and the related Trust is tax-exempt.
Accounting principles generally accepted in the United States of America require the Plan Administrator to evaluate tax positions taken by the Plan and recognize a tax liability, if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of
    11    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024
December 31, 2024, there are no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements.
(9)Regulatory Matters
By a letter dated August 25, 2020, the Plan Sponsor received written notice from the IRS that the Plan was selected for examination of the Plan year ended December 31, 2018. The IRS requested certain Plan information and documents that the Plan Sponsor has provided. By letter dated March 13, 2024, the Plan Sponsor received written notification that the IRS completed the examination with no change.
(10)Plan Termination
Although it has not expressed any intent to do so, the Company by action of its Board of Directors reserves the right to terminate the Plan at any time. In the event of Plan termination, participants shall become 100% vested in their accounts.
(11)Legal Actions
The following class actions lawsuits have been brought on behalf of Plan participants and beneficiaries:
a)On September 26, 2022, Plan participants filed a putative class action against the Company and others (Randall v. GreatBanc Trust Company, et. al., Case No. 22-cv-02354 (D. Minn.)). The lawsuit alleges that the defendants are fiduciaries and that they breached their fiduciary duties under the ERISA and violated other provisions of ERISA in connection with certain employee stock ownership plan loan transactions.
On December 16, 2022, defendants filed a motion to dismiss the complaint. On January 6, 2023, plaintiffs filed an amended complaint and sought certain jurisdictional discovery. On March 28, 2023, the court granted plaintiffs’ motion seeking certain jurisdictional discovery.
On July 25, 2023, defendants filed a motion to dismiss plaintiffs’ first amended complaint. On February 13, 2024, the Court denied defendants’ motion to dismiss. Defendants filed answers on March 11, 2024. Fact discovery has been completed, and the parties filed cross-motions for summary judgment.
b)On June 11, 2024, a former Wells Fargo employee filed a putative class action in the United States District Court for the Northern District of California against Wells Fargo, the Human Resources Committee of the Board of Directors, the Employee Benefits Review Committee, and other unnamed defendants (Matula v. Wells Fargo & Co., et al., Case 3:24-cv-03504-LB (N.D. Ca.)). The complaint alleges that defendants breached their fiduciary duties by using forfeited 401(k) Plan assets to reduce the Company’s employer contributions instead of distributing the assets to participants or using the assets to reduce Plan administrative expenses.
On September 18, 2024, the court granted the parties’ stipulation to transfer the action to the District of Minnesota. Defendants’ motion to dismiss was filed on October 18, 2024. The court held a hearing on defendants’ motion to dismiss on May 6, 2025.
(12)Subsequent Events
The Plan has evaluated subsequent events from December 31, 2024 through June 18, 2025, the date on which the financial statements were issued. Except as noted below, there have been no material events that would require additional recognition in the financial statements or disclosures to the financial statements.
Effective January 1, 2025, the Plan was amended and restated. In connection with this restatement, the Plan was amended to (i) adopt disaster relief distributions in accordance with SECURE Act 2.0, and (ii)
    12    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Notes to Financial Statements
December 31, 2024
update the automatic rollover provisions of the Plan to an IRA to include account balances of $1,000 or less, which were previously distributed as a cash lump sum.

Effective February 1, 2025, the Plan was revised to update the distribution options related to the portions of participant account balances under the Plan that are subject to the qualified joint and survivor requirements. This involved adding certain new sub-accounts and updated distribution options for these amounts.
(13)Reconciliation of Financial Statements to the Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2024 and 2023 to net assets per the Form 5500:

	2024	2023
Net assets available for benefits per the financial statements	$58,177,827,369	52,144,604,411
Adjustment from contract value to fair value for fully benefit responsive investment contracts	(209,120,157)	(236,105,644)
Deemed loan distributions	(81,709,756)	(77,148,416)
Net assets per the Form 5500	$57,886,997,456	51,831,350,351
The following is a reconciliation of increases in net assets available for benefits per the financial statements for the year ended December 31, 2024, to the net income per the Form 5500:

Increase in net assets available for benefits per the financial statements	$6,033,222,958
Change in the adjustment from contract value to fair value for fully benefit responsive investment contracts at December 31, 2024	26,985,487
Change in deemed loan distributions	(4,561,340)
Net income per the Form 5500	$6,055,647,105

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
		Description of investment, including
		maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	Cost	Current value
*	Participant loans	Participant loans,
		Interest rates ranging from 3.25% to
		11.50%, maturing at various dates
		through December 31, 2044	(1)	$710,956,688

	State Street Target Ret Income NL CL A	Collective Investment Fund	(1)	238,493,687
	State Street Target Ret 2020 NL CL A	Collective Investment Fund	(1)	296,320,599
	State Street Target Ret 2025 NL CL A	Collective Investment Fund	(1)	1,082,843,208
	State Street Target Ret 2030 NL CL A	Collective Investment Fund	(1)	1,303,419,532
	State Street Target Ret 2035 NL CL A	Collective Investment Fund	(1)	1,238,127,576
	State Street Target Ret 2040 NL CL A	Collective Investment Fund	(1)	1,440,714,341
	State Street Target Ret 2045 NL CL A	Collective Investment Fund	(1)	1,140,131,112
	State Street Target Ret 2050 NL CL A	Collective Investment Fund	(1)	1,461,666,811
	State Street Target Ret 2055 NL CL A	Collective Investment Fund	(1)	652,436,000
	State Street Target Ret 2060 NL CL A	Collective Investment Fund	(1)	293,788,862
	State Street Target Ret 2065 NL CL A	Collective Investment Fund	(1)	101,730,780
	State Street Emerging Markets Index A	Collective Investment Fund	(1)	247,417,833
	State Street International Index M	Collective Investment Fund	(1)	1,007,129,610
	State Street Russell Sm Cap Index NL CL K	Collective Investment Fund	(1)	999,977,077
	State Street S&P Mid Cap Index NL CL M	Collective Investment Fund	(1)	2,607,397,635
	State Street NASDAQ 100 Index NL CL M	Collective Investment Fund	(1)	5,276,061,284
	State Street S&P 500 Index K NL	Collective Investment Fund	(1)	7,985,586,120
	State Street U.S. Bond Index NL M	Collective Investment Fund	(1)	1,958,516,196
	BlackRock MSCI ACWI ESG Focus Index F	Collective Investment Fund	(1)	682,250,301
				30,014,008,564

	BlackRock Liquidity Treasury Instl	Mutual Fund	(1)	1,448,760,269
				1,448,760,269

	Large Cap Value Fund	Multi-Manager Fund
	MFS Large Cap Value CL 5	Collective Investment Fund	(1)	1,111,025,253
	T Rowe Price Equity Income TR F	Collective Investment Fund	(1)	1,111,024,951
	Dodge & Cox Stock Class X	Mutual Fund	(1)	1,144,690,123
				3,366,740,327

	Large Cap Growth Fund	Multi-Manager Fund
	T Rowe Price Blue Chip Growth Trust T7	Collective Investment Fund	(1)	828,203,679
	SEI Investments Focus Growth CIT	Collective Investment Fund	(1)	828,206,091
	Brown Advisory Sustainable Growth	Collective Investment Fund	(1)	828,208,889
	LACM US Large Cap Growth Equit	Collective Investment Fund	(1)	828,203,079
	Prudential Large Cap Growth	Collective Investment Fund	(1)	828,203,425
				4,141,025,163

	Small Cap Fund	Multi-Manager Fund
	State Street Russell Sm Cap Index NL CL K	Common Collective Fund	(1)	556,447,109
	William Blair Small Cap Growth CIF II CL 1	Common Collective Fund	(1)	270,039,287
	Westfield Small Cap Growth Equity	Common Collective Fund	(1)	270,041,381
	WTC Small Cap Value	Common Collective Fund	(1)	270,540,008
	Peregrine Small Cap Value	Common Collective Fund	(1)	270,040,028
				1,637,107,813

	International Equity Fund	Multi-Manager Fund
	Causeway International Value Equity F	Common Collective Fund	(1)	309,028,059
	Sprucegrove International F	Common Collective Fund	(1)	309,030,829
	American EuroPacific Growth R6	Mutual Fund	(1)	618,052,147
				1,236,111,035

	Emerging Markets Equity Fund	Multi-Manager Fund
	Acadian Emerging Markets Equity Fund	Common Collective Fund	(1)	233,820,544
	Lazard Emerging Markets Equity C	Common Collective Fund	(1)	167,019,797
	Baillie Gifford Emerging Markets EQS K	Mutual Fund	(1)	167,019,620
	DFA Emerging Markets Small Cap	Mutual Fund	(1)	100,210,643
				668,070,604

	Diversified Real Asset Fund	Multi-Manager Fund
	Principal Diversified Real Asset III	Common Collective Fund	(1)	117,257,656
	State Street Real Assets NL A	Common Collective Fund	(1)	39,106,548
				156,364,204
    14    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
		Description of investment, including
		maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	Cost	Current value
	Global Bond Fund	Multi-Manager Fund
	BrandywineGLOBAL Global Opportunities	Mutual Fund	(1)	$124,628,922
	PIMCO Global Advantage Strategy BD	Mutual Fund	(1)	125,084,223
	Federated Hermes Total Return Bond IS	Mutual Fund	(1)	62,302,287
				312,015,432

*	Wells Fargo - ESOP Fund
	BlackRock Liquidity Treasury Inst	Mutual Fund	(1)	129,737,403
*	Wells Fargo & Company common stock	Common stock fund	(1)	10,218,099,891
				10,347,837,294

*	Wells Fargo Stable Value Fund
	Security-backed contracts:
	American General Life Ins. Co.	3.18%	(1)	—
	Massachusetts Mutual Life Ins. Co.	3.25%	(1)	—
	Metropolitan Tower Life Ins. Co.	3.18%	(1)	—
	Nationwide Life Ins. Co.	3.30%	(1)	—
	Pacific Life Ins. Co.	3.33%	(1)	—
	Prudential Ins. Co. of America	3.36%	(1)	—
	Royal Bank of Canada	3.13%	(1)	—
	State Street Bank and Trust Co.	3.29%	(1)	—
	Transamerica Life Ins. Co.	3.29%	(1)	—
	Voya Ret. Ins. and Annuity Co.	3.20%	(1)	—
*	Galliard SA Intermediate Core Fund C	9,511,670 units	(1)	286,388,777
				286,388,777

	American General Life Ins. Co.	3.18%	(1)	—
	Massachusetts Mutual Life Ins. Co.	3.25%	(1)	—
	Metropolitan Tower Life Ins. Co.	3.18%	(1)	—
	Nationwide Life Ins. Co.	3.30%	(1)	—
	Pacific Life Ins. Co.	3.33%	(1)	—
	Prudential Ins. Co. of America	3.36%	(1)	—
	Royal Bank of Canada	3.13%	(1)	—
	State Street Bank and Trust Co.	3.29%	(1)	—
	Transamerica Life Ins. Co.	3.29%	(1)	—
	Voya Ret. Ins. and Annuity Co.	3.20%	(1)	—
*	Galliard SA Intermediate Core Fund E	9,863,516 units	(1)	276,744,612
				276,744,612

	American General Life Ins. Co.	3.18%	(1)	—
	Massachusetts Mutual Life Ins. Co.	3.25%	(1)	—
	Metropolitan Tower Life Ins. Co.	3.18%	(1)	—
	Nationwide Life Ins. Co.	3.30%	(1)	—
	Pacific Life Ins. Co.	3.33%	(1)	—
	Prudential Ins. Co. of America	3.36%	(1)	—
	Royal Bank of Canada	3.13%	(1)	—
	State Street Bank and Trust Co.	3.29%	(1)	—
	Transamerica Life Ins. Co.	3.29%	(1)	—
	Voya Ret. Ins. and Annuity Co.	3.20%	(1)	—
*	Galliard SA Intermediate Core Fund J	17,066,471 units	(1)	283,975,841
				283,975,841

	American General Life Ins. Co.	3.18%	(1)	—
	Massachusetts Mutual Life Ins. Co.	3.25%	(1)	—
	Metropolitan Tower Life Ins. Co.	3.18%	(1)	—
	Nationwide Life Ins. Co.	3.30%	(1)	—
	Pacific Life Ins. Co.	3.33%	(1)	—
	Prudential Ins. Co. of America	3.36%	(1)	—
	Royal Bank of Canada	3.13%	(1)	—
	State Street Bank and Trust Co.	3.29%	(1)	—
	Transamerica Life Ins. Co.	3.29%	(1)	—
	Voya Ret. Ins. and Annuity Co.	3.20%	(1)	—
*	Galliard SA Intermediate Core Fund Q	23,471,889 units	(1)	284,256,310
				284,256,310

	American General Life Ins. Co.	3.18%	(1)	—
	Massachusetts Mutual Life Ins. Co.	3.25%	(1)	—
    15    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Metropolitan Tower Life Ins. Co.	3.18%	(1)	$—
Nationwide Life Ins. Co.	3.30%	(1)	—
Pacific Life Ins. Co.	3.33%	(1)	—
Prudential Ins. Co. of America	3.36%	(1)	—
Royal Bank of Canada	3.13%	(1)	—
State Street Bank and Trust Co.	3.29%	(1)	—
Transamerica Life Ins. Co.	3.29%	(1)	—
Voya Ret. Ins. and Annuity Co.	3.20%	(1)	—
Abay Leasing 2014 LLC	2.654%, $317,549 par, due 11/9/2026	(1)	309,627
Access Group Inc 2013-1	5.183%, $235,330 par, due 2/25/2036	(1)	234,489
Agree LP	2.000%, $1,210,000 par, due 6/15/2028	(1)	1,095,919
Albemarle Corp	4.650%, $1,685,000 par, due 6/1/2027	(1)	1,670,748
Alexandria Real Estate Equities Inc	4.300%, $250,000 par, due 1/15/2026	(1)	248,740
Alexandria Real Estate Equities Inc	3.450%, $2,000,000 par, due 4/30/2025	(1)	1,990,160
Alliant Energy Finance LLC	5.400%, $1,600,000 par, due 6/6/2027	(1)	1,610,470
Ally Auto Receivables Trust 2024-1	5.080%, $3,470,000 par, due 12/15/2028	(1)	3,494,484
Ally Auto Receivables Trust 2024-2	4.140%, $2,120,000 par, due 7/16/2029	(1)	2,105,052
Ameren Corp	5.700%, $950,000 par, due 12/1/2026	(1)	965,405
American Express Co	4.990%, $2,175,000 par, due 5/1/2026	(1)	2,175,579
American Express Co	5.389%, $2,930,000 par, due 7/28/2027	(1)	2,962,283
American Express Co	6.338%, $570,000 par, due 10/30/2026	(1)	577,055
American Express Co	5.098%, $430,000 par, due 2/16/2028	(1)	432,505
American Express Co	5.043%, $1,230,000 par, due 7/26/2028	(1)	1,236,309
American Express Credit Account Master Trust	5.230%, $7,560,000 par, due 4/15/2029	(1)	7,674,867
American Honda Finance Corp	4.900%, $1,230,000 par, due 7/9/2027	(1)	1,234,244
American Honda Finance Corp	4.450%, $520,000 par, due 10/22/2027	(1)	516,216
AMEX Credit Account Master Trust 2023-1	4.870%, $2,730,000 par, due 5/15/2028	(1)	2,744,393
AMEX Credit Account Master Trust 2024-3	4.650%, $4,810,000 par, due 7/15/2029	(1)	4,819,471
AMEX Credit Acct Mstr Tr	5.230%, $2,850,000 par, due 9/15/2028	(1)	2,886,269
Amphenol Corp	2.050%, $1,295,000 par, due 3/1/2025	(1)	1,288,757
Anglo American Capital PLC	4.750%, $920,000 par, due 4/10/2027	(1)	912,327
AT&T Inc	2.300%, $675,000 par, due 6/1/2027	(1)	636,987
AT&T Inc	1.650%, $5,225,000 par, due 2/1/2028	(1)	4,750,972
BA Credit Card Trust	4.790%, $1,800,000 par, due 5/15/2028	(1)	1,807,873
BA Credit Card Trust	4.930%, $4,745,000 par, due 5/15/2029	(1)	4,790,395
BAE Systems Holdings Inc	3.850%, $1,000,000 par, due 12/15/2025	(1)	990,754
BAE Systems PLC	5.000%, $2,380,000 par, due 3/26/2027	(1)	2,390,377
Bank of America Auto Trust 2023-1	5.530%, $3,850,000 par, due 2/15/2028	(1)	3,888,265
Bank of America Auto Trust 2023-2	5.740%, $6,760,000 par, due 6/15/2028	(1)	6,860,075
Bank of America Corp	4.948%, $2,250,000 par, due 7/22/2028	(1)	2,254,340
Bank of America Corp	5.933%, $1,720,000 par, due 9/15/2027	(1)	1,750,986
Bank of America Corp	4.376%, $825,000 par, due 4/27/2028	(1)	816,160
Bank of America Corp	3.384%, $1,175,000 par, due 4/2/2026	(1)	1,170,600
Bank of America Corp	3.593%, $500,000 par, due 7/21/2028	(1)	483,964
Bank of America Corp	2.087%, $1,600,000 par, due 6/14/2029	(1)	1,451,811
Bank of America Corp	3.419%, $2,500,000 par, due 12/20/2028	(1)	2,396,003
Bank of Montreal	4.567%, $960,000 par, due 9/10/2027	(1)	956,989
Bank of Montreal	5.203%, $475,000 par, due 2/1/2028	(1)	478,654
Bank of Montreal	1.250%, $1,070,000 par, due 9/15/2026	(1)	1,011,817
Bank of New York Mellon Corp	3.992%, $810,000 par, due 6/13/2028	(1)	795,186
Bank of New York Mellon Corp	4.414%, $1,442,000 par, due 7/24/2026	(1)	1,438,117
Bank of New York Mellon Corp	4.890%, $1,690,000 par, due 7/21/2028	(1)	1,696,642
Bank of Nova Scotia/The	4.404%, $1,190,000 par, due 9/8/2028	(1)	1,177,832
Bayer US Finance II LLC	4.250%, $860,000 par, due 12/15/2025	(1)	854,214
Baylor Scott & White Holdings	0.827%, $1,200,000 par, due 11/15/2025	(1)	1,159,249
Becton Dickinson & Co	3.700%, $490,000 par, due 6/6/2027	(1)	478,374
BHP Billiton Finance USA Ltd	5.100%, $430,000 par, due 9/8/2028	(1)	433,578
Black Hills Corp	3.950%, $2,655,000 par, due 1/15/2026	(1)	2,627,404
BMP 2024-MF23	5.769%, $1,855,000 par, due 6/15/2041	(1)	1,861,895
BMW US Capital LLC	3.950%, $800,000 par, due 8/14/2028	(1)	771,917
BMW US Capital LLC	4.600%, $1,920,000 par, due 8/13/2027	(1)	1,910,139
BMW Vehicle Lease Trust	4.180%, $3,835,000 par, due 10/25/2027	(1)	3,804,408
BMW Vehicle Lease Trust 2024-1	4.980%, $2,815,000 par, due 3/25/2027	(1)	2,829,950
BMW Vehicle Owner Trust 2024-A	5.180%, $2,990,000 par, due 2/26/2029	(1)	3,025,100
BNP Paribas SA	5.176%, $710,000 par, due 1/9/2030	(1)	707,608
BNP Paribas SA	1.904%, $1,600,000 par, due 9/30/2028	(1)	1,466,742
    16    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
BOCA Commercial Mortgage Trust 2024-BOCA	6.318%, $2,300,000 par, due 8/15/2041	(1)	$2,310,056
Boeing Co/The	2.196%, $495,000 par, due 2/4/2026	(1)	480,024
BofA Auto Trust 2024-1	5.350%, $2,710,000 par, due 11/15/2028	(1)	2,743,357
BP Capital Markets America Inc	3.017%, $720,000 par, due 1/16/2027	(1)	697,787
BPCE SA	4.750%, $905,000 par, due 7/19/2027	(1)	900,708
BPR Trust 2022-OANA	6.295%, $4,470,000 par, due 4/15/2037	(1)	4,486,763
Broadcom Inc	4.150%, $1,200,000 par, due 2/15/2028	(1)	1,180,027
BX Commercial Mortgage Trust 2021-ACNT	5.362%, $1,731,694 par, due 11/15/2038	(1)	1,730,071
BX Commercial Mortgage Trust 2021-VOLT	5.212%, $1,890,000 par, due 9/15/2036	(1)	1,886,456
BX Commercial Mortgage Trust 2022-PSB	6.848%, $2,958,395 par, due 8/15/2039	(1)	2,972,234
BX Commercial Mortgage Trust 2024-GPA3	5.800%, $2,435,000 par, due 12/15/2039	(1)	2,435,748
BX Commercial Mortgage Trust BX 2022-CSMO A	6.512%, $1,515,000 par, due 6/15/2027	(1)	1,519,734
BX Trust 2021-ARIA	5.411%, $1,450,000 par, due 10/15/2036	(1)	1,445,923
BX Trust 2021-RISE	5.259%, $3,169,984 par, due 11/15/2036	(1)	3,156,115
BX Trust 2022-IND	5.888%, $413,744 par, due 4/15/2037	(1)	414,261
BX Trust 2024-BIO	6.039%, $4,545,000 par, due 2/15/2041	(1)	4,549,263
Canadian Natural Resources Ltd	3.850%, $1,965,000 par, due 6/1/2027	(1)	1,923,181
Canadian Pacific Railway Co	4.000%, $1,270,000 par, due 6/1/2028	(1)	1,236,480
Canadian Pacific Railway Co	3.700%, $1,600,000 par, due 2/1/2026	(1)	1,578,336
Capital One Financial Corp	4.927%, $605,000 par, due 5/10/2028	(1)	603,008
Capital One Financial Corp	2.636%, $1,405,000 par, due 3/3/2026	(1)	1,399,071
Capital One Financial Corp	1.878%, $550,000 par, due 11/2/2027	(1)	519,626
Carmax Auto Owner Trust 2023-3	5.280%, $2,825,000 par, due 5/15/2028	(1)	2,848,888
CarMax Auto Owner Trust 2023-4	6.000%, $4,170,000 par, due 7/17/2028	(1)	4,244,801
CarMax Auto Owner Trust 2024-1	4.920%, $6,015,000 par, due 10/16/2028	(1)	6,047,764
CarMax Auto Owner Trust 2024-2	5.500%, $1,375,000 par, due 1/16/2029	(1)	1,396,913
CenterPoint Energy Houston Electric LLC	5.200%, $1,080,000 par, due 10/1/2028	(1)	1,093,159
CES MU2 LLC	2.166%, $1,258,095 par, due 12/16/2026	(1)	1,217,641
Charles Schwab Corp/The	5.875%, $1,640,000 par, due 8/24/2026	(1)	1,668,264
Chase Auto Owner Trust 2024-1	5.130%, $4,510,000 par, due 5/25/2029	(1)	4,544,199
Chase Auto Owner Trust 2024-2A	5.520%, $2,070,000 par, due 6/25/2029	(1)	2,101,735
Chesapeake Funding II LLC	5.650%, $1,560,416 par, due 5/15/2035	(1)	1,570,457
Chesapeake Funding II LLC	6.160%, $3,740,185 par, due 10/15/2035	(1)	3,794,672
Children's Hospital Medical Center/Cincinnati OH	2.853%, $325,000 par, due 11/15/2026	(1)	312,930
CHRISTUS Health	4.341%, $1,235,000 par, due 7/1/2028	(1)	1,208,983
Cintas Corp No 2	3.700%, $590,000 par, due 4/1/2027	(1)	578,257
Citigroup Commercial Mortgage Trust 2015-GC31	3.762%, $400,000 par, due 6/10/2048	(1)	396,804
Citigroup Commercial Mortgage Trust 2016-C1	3.209%, $4,237,000 par, due 5/10/2049	(1)	4,137,930
Citigroup Commercial Mortgage Trust 2016-P6	3.458%, $3,086,094 par, due 12/10/2049	(1)	3,012,121
Citigroup Inc	5.610%, $520,000 par, due 9/29/2026	(1)	522,825
Citigroup Inc	3.070%, $830,000 par, due 2/24/2028	(1)	798,096
Citigroup Inc	4.658%, $605,000 par, due 5/24/2028	(1)	601,140
Citigroup Inc	3.106%, $820,000 par, due 4/8/2026	(1)	816,066
Citigroup Inc	3.520%, $2,880,000 par, due 10/27/2028	(1)	2,771,591
Citigroup Inc	3.668%, $2,000,000 par, due 7/24/2028	(1)	1,937,252
Citizens Auto Receivables Trust 2024-1	5.110%, $4,280,000 par, due 4/17/2028	(1)	4,308,689
Citizens Auto Receivables Trust 2024-2	5.330%, $3,795,000 par, due 8/15/2028	(1)	3,836,191
Citizens Bank NA/Providence RI	2.250%, $1,045,000 par, due 4/28/2025	(1)	1,036,384
City of Atlanta GA Water & Wastewater Revenue	1.537%, $225,000 par, due 11/1/2028	(1)	201,296
City of Chandler AZ Excise Tax Revenue	1.240%, $225,000 par, due 7/1/2025	(1)	221,636
City of West Palm Beach FL Utility System Revenue	3.291%, $2,100,000 par, due 10/1/2028	(1)	1,994,433
CNH Equipment Trust 2022-B	3.890%, $655,916 par, due 8/16/2027	(1)	652,650
CNH Industrial Capital LLC	3.950%, $1,285,000 par, due 5/23/2025	(1)	1,280,535
CNH Industrial Capital LLC	5.450%, $675,000 par, due 10/14/2025	(1)	678,530
CNH Industrial Capital LLC	1.450%, $1,460,000 par, due 7/15/2026	(1)	1,388,282
College Loan Corp Trust I	6.195%, $5,945,000 par, due 4/25/2046	(1)	5,945,000
Comcast Corp	3.550%, $560,000 par, due 5/1/2028	(1)	537,566
Comcast Corp	4.150%, $770,000 par, due 10/15/2028	(1)	751,057
COMM 2015-3BP Mortgage Trust	3.178%, $3,590,000 par, due 2/10/2035	(1)	3,512,438
COMM 2016-COR1 Mortgage Trust	2.826%, $4,136,228 par, due 10/10/2049	(1)	4,001,225
COMM 2016-DC2 Mortgage Trust	3.765%, $1,325,000 par, due 2/10/2049	(1)	1,307,737
Commonwealth of Massachusetts	4.110%, $1,970,150 par, due 7/15/2031	(1)	1,924,699
Connecticut Light and Power Co/The	3.200%, $920,000 par, due 3/15/2027	(1)	892,510
ConocoPhillips Co	2.400%, $239,000 par, due 3/7/2025	(1)	237,963
Consumers 2023 Securitization Funding LLC	5.210%, $3,620,000 par, due 9/1/2030	(1)	3,656,153
Cooperatieve Rabobank UA	1.339%, $725,000 par, due 6/24/2026	(1)	712,584
    17    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Cooperatieve Rabobank UA	3.649%, $3,050,000 par, due 4/6/2028	(1)	$2,959,083
Corebridge Global Funding	5.900%, $970,000 par, due 9/19/2028	(1)	997,215
Corebridge Global Funding	4.650%, $600,000 par, due 8/20/2027	(1)	597,836
Coterra Energy Inc	3.900%, $1,700,000 par, due 5/15/2027	(1)	1,662,012
County of Collin TX	0.967%, $175,000 par, due 2/15/2025	(1)	174,186
CRH America Finance Inc	3.400%, $750,000 par, due 5/9/2027	(1)	725,888
CRH America Finance Inc	3.950%, $650,000 par, due 4/4/2028	(1)	630,467
CRH America Inc	3.875%, $2,365,000 par, due 5/18/2025	(1)	2,352,402
Csail 2015-C2 Commercial Mortgage Trust	3.504%, $425,000 par, due 6/15/2057	(1)	423,148
CSAIL 2015-C4 Commercial Mortgage Trust	3.544%, $2,693,477 par, due 11/15/2048	(1)	2,674,157
CubeSmart LP	3.125%, $500,000 par, due 9/1/2026	(1)	486,065
CubeSmart LP	4.000%, $795,000 par, due 11/15/2025	(1)	789,359
CVS Health Corp	2.875%, $1,600,000 par, due 6/1/2026	(1)	1,553,600
CVS Health Corp	5.000%, $748,000 par, due 2/20/2026	(1)	747,311
Daimler Truck Finance North America LLC	5.000%, $1,210,000 par, due 1/15/2027	(1)	1,212,592
DBJPM 2016-C3 Mortgage Trust	2.632%, $2,972,288 par, due 8/10/2049	(1)	2,884,439
Dell Equipment Finance Trust 2024-1	5.390%, $920,000 par, due 3/22/2030	(1)	930,225
DLLAA 2023-1 LLC	5.640%, $4,045,000 par, due 2/22/2028	(1)	4,105,505
DLLAD 2021-1 LLC	0.900%, $5,800,000 par, due 6/20/2029	(1)	5,569,317
DLLAD 2021-1 LLC	0.640%, $1,139,428 par, due 9/21/2026	(1)	1,124,404
DLLST 2024-1 LLC	5.050%, $2,185,000 par, due 8/20/2027	(1)	2,195,158
DOC DR LLC	4.300%, $500,000 par, due 3/15/2027	(1)	494,578
DTE Electric Co	1.900%, $970,000 par, due 4/1/2028	(1)	888,262
Duke Energy Progress LLC	3.700%, $1,460,000 par, due 9/1/2028	(1)	1,406,234
East Ohio Gas Co/The	1.300%, $1,825,000 par, due 6/15/2025	(1)	1,793,661
Eastman Chemical Co	4.500%, $1,200,000 par, due 12/1/2028	(1)	1,177,416
ECMC Group Student Loan Trust 2021-1	5.253%, $298,243 par, due 11/25/2070	(1)	295,127
ELM Trust 2024-ELM	5.801%, $1,940,000 par, due 6/10/2039	(1)	1,958,543
ELM Trust 2024-ELM	5.801%, $2,085,000 par, due 6/10/2039	(1)	2,104,928
EMD Finance LLC	3.250%, $955,000 par, due 3/19/2025	(1)	951,928
Emory University	1.566%, $940,000 par, due 9/1/2025	(1)	920,550
Empire State Development Corp	3.170%, $275,000 par, due 3/15/2026	(1)	271,095
Empire State Development Corp	3.350%, $275,000 par, due 3/15/2026	(1)	271,604
Enbridge Inc	5.900%, $1,230,000 par, due 11/15/2026	(1)	1,253,910
Enbridge Inc	5.250%, $745,000 par, due 4/5/2027	(1)	753,661
Enbridge Inc	2.500%, $850,000 par, due 2/14/2025	(1)	847,487
Energy Transfer LP	4.400%, $500,000 par, due 3/15/2027	(1)	495,159
Energy Transfer LP	6.050%, $1,930,000 par, due 12/1/2026	(1)	1,971,323
Entergy Texas Inc	1.500%, $200,000 par, due 9/1/2026	(1)	189,337
Enterprise Fleet Financing 2023-2 LLC	5.560%, $1,369,827 par, due 4/22/2030	(1)	1,381,637
Enterprise Fleet Financing 2023-3 LLC	6.400%, $4,314,796 par, due 3/20/2030	(1)	4,396,134
Enterprise Fleet Financing 2024-1 LLC	5.230%, $3,705,859 par, due 3/20/2030	(1)	3,732,352
Enterprise Fleet Financing 2024-2 LLC	5.610%, $2,020,000 par, due 4/20/2028	(1)	2,054,778
Enterprise Fleet Financing 2024-3 LLC	4.980%, $2,885,000 par, due 8/21/2028	(1)	2,901,739
Equifax Inc	5.100%, $715,000 par, due 6/1/2028	(1)	717,656
Equifax Inc	5.100%, $750,000 par, due 12/15/2027	(1)	754,008
ERP Operating LP	3.250%, $420,000 par, due 8/1/2027	(1)	404,352
Ethiopian Leasing 2012 LLC	2.646%, $305,398 par, due 5/12/2026	(1)	301,365
Ethiopian Leasing 2012 LLC	2.566%, $1,328,604 par, due 8/14/2026	(1)	1,296,711
Evergy Kansas Central Inc	3.100%, $37,000 par, due 4/1/2027	(1)	35,771
EXIM Bank of the United States	2.329%, $173,864 par, due 1/14/2027	(1)	165,005
EXIM Bank of the United States	2.372%, $209,312 par, due 3/19/2027	(1)	202,337
Extended Stay America Trust 2021-ESH	5.592%, $5,275,937 par, due 7/15/2038	(1)	5,279,234
Extra Space Storage LP	3.500%, $1,130,000 par, due 7/1/2026	(1)	1,108,780
Fannie Mae Grantor Trust 2004-T2	6.000%, $252,204 par, due 11/25/2043	(1)	256,067
Fannie Mae Pool	2.500%, $912,740 par, due 11/1/2027	(1)	889,669
Fannie Mae Pool	2.500%, $190,183 par, due 12/1/2026	(1)	186,603
Fannie Mae Pool	2.500%, $189,301 par, due 8/1/2027	(1)	184,927
Fannie Mae Pool	3.000%, $126,831 par, due 2/1/2027	(1)	124,882
Fannie Mae Pool	6.510%, $202,152 par, due 4/1/2045	(1)	207,597
Fannie Mae Pool	6.490%, $156,881 par, due 4/1/2045	(1)	161,156
Fannie Mae Pool	7.151%, $15,057 par, due 6/1/2045	(1)	15,505
Fannie Mae Pool	5.500%, $69,793 par, due 4/1/2033	(1)	70,156
Fannie Mae Pool	7.019%, $264,659 par, due 6/1/2033	(1)	267,681
Fannie Mae Pool	6.919%, $34,891 par, due 8/1/2035	(1)	35,021
Fannie Mae Pool	7.310%, $87,079 par, due 8/1/2033	(1)	88,481
    18    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Fannie Mae Pool	7.258%, $49,226 par, due 8/1/2033	(1)	$50,519
Fannie Mae Pool	6.781%, $185,447 par, due 10/1/2033	(1)	187,762
Fannie Mae Pool	6.296%, $84,820 par, due 12/1/2033	(1)	85,168
Fannie Mae Pool	7.375%, $83,955 par, due 5/1/2037	(1)	85,483
Fannie Mae Pool	3.053%, $1,177,658 par, due 8/1/2049	(1)	1,175,886
Fannie Mae Pool	5.152%, $7,913,657 par, due 6/1/2053	(1)	7,903,543
Fannie Mae Pool	6.190%, $2,280 par, due 2/1/2041	(1)	2,332
Fannie Mae Pool	3.307%, $642,619 par, due 5/1/2048	(1)	654,368
Fannie Mae Pool	7.126%, $6,769 par, due 9/1/2044	(1)	6,965
Fannie Mae Pool	7.102%, $37,996 par, due 10/1/2044	(1)	38,870
Fannie Mae Pool	6.731%, $37,213 par, due 11/1/2041	(1)	37,636
Fannie Mae Pool	6.553%, $380,298 par, due 11/1/2047	(1)	391,182
Fannie Mae Pool	7.354%, $107,913 par, due 5/1/2047	(1)	111,187
Fannie Mae Pool	4.093%, $3,316,494 par, due 8/1/2052	(1)	3,226,030
Fannie Mae Pool	2.469%, $3,707,565 par, due 6/1/2052	(1)	3,435,003
Fannie Mae Pool	3.481%, $5,103,478 par, due 9/1/2052	(1)	4,894,899
Fannie Mae Pool	4.517%, $2,486,028 par, due 8/1/2052	(1)	2,446,627
Fannie Mae Pool	7.393%, $110,725 par, due 7/1/2046	(1)	113,661
Fannie Mae Pool	3.856%, $195,919 par, due 1/1/2049	(1)	196,901
Fannie Mae Pool	7.108%, $51,608 par, due 3/1/2034	(1)	52,530
Fannie Mae Pool	6.440%, $25,315 par, due 5/1/2034	(1)	25,633
Fannie Mae Pool	6.671%, $393,936 par, due 6/1/2034	(1)	399,821
Fannie Mae Pool	7.252%, $28,252 par, due 8/1/2034	(1)	28,627
Fannie Mae Pool	6.920%, $361,288 par, due 11/1/2046	(1)	371,770
Fannie Mae Pool	7.399%, $39,833 par, due 7/1/2045	(1)	40,851
Fannie Mae Pool	7.265%, $123,445 par, due 8/1/2045	(1)	127,255
Fannie Mae Pool	5.500%, $140,347 par, due 9/1/2036	(1)	141,396
Fannie Mae Pool	6.600%, $239,304 par, due 11/1/2045	(1)	245,924
Fannie Mae Pool	6.242%, $24,711 par, due 3/1/2042	(1)	25,333
Fannie Mae Pool	5.961%, $192,407 par, due 2/1/2045	(1)	198,702
Fannie Mae Pool	3.022%, $706,638 par, due 8/1/2049	(1)	706,263
Fannie Mae Pool	2.776%, $1,560,606 par, due 11/1/2049	(1)	1,542,645
Fannie Mae Pool	7.452%, $328,143 par, due 6/1/2047	(1)	337,032
Fannie Mae Pool	7.402%, $282,147 par, due 6/1/2047	(1)	289,527
Fannie Mae Pool	7.432%, $145,867 par, due 7/1/2047	(1)	149,806
Fannie Mae Pool	7.360%, $225,159 par, due 7/1/2047	(1)	230,437
Fannie Mae Pool	7.306%, $43,368 par, due 7/1/2047	(1)	44,344
Fannie Mae Pool	7.000%, $137,987 par, due 5/1/2038	(1)	140,322
Fannie Mae Pool	6.873%, $105,330 par, due 12/1/2046	(1)	108,190
Fannie Mae Pool	4.717%, $1,165,210 par, due 10/1/2052	(1)	1,152,602
Fannie Mae Pool	4.567%, $3,496,351 par, due 10/1/2052	(1)	3,443,098
Fannie Mae Pool	5.102%, $926,694 par, due 11/1/2052	(1)	925,987
Fannie Mae Pool	4.831%, $3,033,875 par, due 12/1/2052	(1)	3,010,472
Fannie Mae Pool	5.252%, $580,640 par, due 12/1/2052	(1)	581,514
Fannie Mae Pool	3.019%, $358,575 par, due 2/1/2048	(1)	367,870
Fannie Mae Pool	6.357%, $56,611 par, due 12/1/2045	(1)	58,070
Fannie Mae Pool	7.394%, $182,060 par, due 6/1/2047	(1)	186,820
Fannie Mae Pool	3.066%, $440,442 par, due 5/1/2052	(1)	416,131
Fannie Mae Pool	2.556%, $4,165,254 par, due 6/1/2052	(1)	3,866,464
Fannie Mae Pool	3.618%, $2,334,432 par, due 7/1/2052	(1)	2,239,974
Fannie Mae Pool	3.803%, $716,416 par, due 6/1/2052	(1)	690,819
Fannie Mae Pool	3.876%, $973,739 par, due 7/1/2052	(1)	941,380
Fannie Mae Pool	7.350%, $32,917 par, due 8/1/2045	(1)	33,697
Fannie Mae Pool	7.350%, $143,528 par, due 8/1/2045	(1)	148,100
Fannie Mae Pool	4.671%, $136,049 par, due 5/1/2036	(1)	134,745
Fannie Mae Pool	3.459%, $139,229 par, due 11/1/2048	(1)	140,050
Fannie Mae Pool	7.268%, $419,870 par, due 9/1/2047	(1)	436,828
Fannie Mae Pool	7.356%, $298,113 par, due 8/1/2044	(1)	307,330
Fannie Mae Pool	7.340%, $50,826 par, due 8/1/2044	(1)	51,933
Fannie Mae Pool	7.424%, $93,438 par, due 8/1/2044	(1)	96,289
Fannie Mae Pool	7.362%, $105,063 par, due 8/1/2044	(1)	108,291
Fannie Mae Pool	2.844%, $533,708 par, due 11/1/2049	(1)	514,432
Fannie Mae Pool	2.836%, $331,640 par, due 11/1/2049	(1)	319,599
Fannie Mae Pool	2.808%, $303,549 par, due 12/1/2049	(1)	292,364
Fannie Mae Pool	2.637%, $714,517 par, due 12/1/2049	(1)	686,419
Fannie Mae Pool	2.743%, $742,513 par, due 12/1/2049	(1)	713,549
    19    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Fannie Mae Pool	2.668%, $2,137,345 par, due 1/1/2050	(1)	$2,051,864
Fannie Mae Pool	7.250%, $81,766 par, due 10/1/2041	(1)	82,469
Fannie Mae Pool	6.946%, $72,350 par, due 11/1/2041	(1)	75,230
Fannie Mae Pool	2.739%, $1,789,633 par, due 1/1/2050	(1)	1,719,353
Fannie Mae Pool	7.060%, $130,854 par, due 10/1/2046	(1)	134,462
Fannie Mae Pool	6.759%, $146,437 par, due 10/1/2046	(1)	150,855
Fannie Mae Pool	6.567%, $71,643 par, due 11/1/2046	(1)	73,679
Fannie Mae Pool	5.000%, $89,884 par, due 10/1/2035	(1)	89,151
Fannie Mae Pool	5.000%, $184,219 par, due 6/1/2035	(1)	182,651
Fannie Mae Pool	6.000%, $14,188 par, due 2/1/2033	(1)	14,363
Fannie Mae Pool	5.000%, $1,241,203 par, due 8/1/2056	(1)	1,210,332
Fannie Mae Pool	5.330%, $5,110,000 par, due 12/1/2028	(1)	5,207,657
Fannie Mae Pool	5.180%, $2,200,000 par, due 12/1/2028	(1)	2,227,779
Fannie Mae Pool	5.090%, $4,120,000 par, due 1/1/2029	(1)	4,175,826
Fannie Mae Pool	4.360%, $840,000 par, due 1/1/2030	(1)	824,957
Fannie Mae Pool	4.255%, $290,000 par, due 1/1/2030	(1)	283,438
Fannie Mae Pool	4.350%, $1,740,000 par, due 12/1/2029	(1)	1,708,057
Fannie Mae Pool	4.320%, $1,890,000 par, due 1/1/2030	(1)	1,852,756
Fannie Mae Pool	4.300%, $350,000 par, due 1/1/2030	(1)	342,789
Fannie Mae Pool	4.325%, $2,840,000 par, due 1/1/2030	(1)	2,784,674
Fannie Mae Pool	3.000%, $1,114,866 par, due 7/1/2034	(1)	1,047,064
Fannie Mae Pool	3.000%, $259,280 par, due 7/1/2034	(1)	243,510
Fannie Mae Pool	3.000%, $142,960 par, due 2/1/2031	(1)	137,478
Fannie Mae Pool	3.000%, $100,702 par, due 2/1/2031	(1)	96,559
Fannie Mae Pool	3.000%, $1,099,127 par, due 4/1/2031	(1)	1,054,970
Fannie Mae Pool	3.000%, $237,331 par, due 5/1/2031	(1)	227,800
Fannie Mae Pool	3.100%, $6,845,000 par, due 1/1/2026	(1)	6,740,299
Fannie Mae Pool	4.790%, $1,630,000 par, due 3/1/2028	(1)	1,632,659
Fannie Mae Pool	3.000%, $440,779 par, due 8/1/2027	(1)	432,437
Fannie Mae Pool	5.380%, $7,260,000 par, due 10/1/2028	(1)	7,422,196
Fannie Mae Pool	5.540%, $5,600,000 par, due 12/1/2027	(1)	5,729,455
Fannie Mae Pool	3.000%, $134,707 par, due 9/1/2027	(1)	132,120
Fannie Mae Pool	2.500%, $91,493 par, due 8/1/2027	(1)	89,303
Fannie Mae Pool	4.000%, $493,850 par, due 2/1/2034	(1)	477,788
Fannie Mae Pool	4.000%, $335,472 par, due 2/1/2034	(1)	324,561
Fannie Mae Pool	4.920%, $8,510,000 par, due 10/1/2028	(1)	8,567,204
Fannie Mae Pool	4.020%, $6,018,000 par, due 4/1/2028	(1)	5,911,253
Fannie Mae Pool	5.500%, $24,858 par, due 2/1/2036	(1)	24,643
Fannie Mae Pool	4.800%, $124,821 par, due 10/1/2032	(1)	123,596
Fannie Mae Pool	4.524%, $302,370 par, due 11/1/2032	(1)	296,648
Fannie Mae REMIC Trust 2002-W12	5.066%, $1,241 par, due 2/25/2033	(1)	1,227
Fannie Mae REMIC Trust 2003-W11	7.104%, $11,001 par, due 7/25/2033	(1)	10,763
Fannie Mae REMIC Trust 2004-W11	7.000%, $304,031 par, due 5/25/2044	(1)	303,065
Fannie Mae REMICS	5.500%, $693,505 par, due 4/25/2035	(1)	708,721
Fannie Mae REMICS	5.500%, $691,693 par, due 4/25/2035	(1)	706,981
Fannie Mae REMICS	2.500%, $14,202 par, due 3/25/2037	(1)	13,533
Fannie Mae Trust 2003-W6	6.500%, $88,480 par, due 9/25/2042	(1)	89,452
Fannie Mae Trust 2004-W1	7.000%, $188,811 par, due 12/25/2033	(1)	195,136
Federal Realty OP LP	5.375%, $400,000 par, due 5/1/2028	(1)	403,922
Federal Realty OP LP	1.250%, $1,399,000 par, due 2/15/2026	(1)	1,342,910
Federal Realty OP LP	3.250%, $670,000 par, due 7/15/2027	(1)	644,272
FedEx Corp	3.400%, $740,000 par, due 2/15/2028	(1)	708,935
Fifth Third Auto Trust 2023-1	5.530%, $4,645,000 par, due 8/15/2028	(1)	4,695,946
Fifth Third Bancorp	4.055%, $350,000 par, due 4/25/2028	(1)	342,468
Fifth Third Bank Inc	3.850%, $1,535,000 par, due 3/15/2026	(1)	1,515,688
FirstEnergy Pennsylvania Electric Co	5.150%, $380,000 par, due 3/30/2026	(1)	380,978
Fiserv Inc	4.200%, $1,500,000 par, due 10/1/2028	(1)	1,458,662
Fiserv Inc	3.850%, $1,685,000 par, due 6/1/2025	(1)	1,676,841
Fiserv Inc	3.200%, $1,500,000 par, due 7/1/2026	(1)	1,467,135
Florida Gas Transmission Co LLC	4.350%, $930,000 par, due 7/15/2025	(1)	926,161
Florida Power & Light Co	4.400%, $960,000 par, due 5/15/2028	(1)	950,628
FMC Corp	3.200%, $1,140,000 par, due 10/1/2026	(1)	1,105,700
FN 4.28 MultiFam FWD FEB 2025	4.280%, $1,350,000 par, due 2/1/2029	(1)	1,320,003
FN 4.34 MultiFam FWD JAN 2025	4.340%, $1,450,000 par, due 1/1/2030	(1)	1,424,089
FN 4.63 MultiFam FWD JAN 2025	4.630%, $2,740,000 par, due 1/1/2030	(1)	2,728,574
FN 4.86 MultiFam FWD JAN 2025	4.860%, $5,110,000 par, due 1/1/2030	(1)	5,116,388
    20    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
FN 4.86 MultiFam FWD JAN 2025	4.860%, $2,120,000 par, due 1/1/2030	(1)	$2,122,650
Ford Credit Auto Owner Trust 2022-REV1	3.880%, $1,915,000 par, due 11/15/2034	(1)	1,880,407
Ford Credit Auto Owner Trust 2023-C	5.530%, $8,310,000 par, due 9/15/2028	(1)	8,419,592
Ford Credit Auto Owner Trust 2024-A	5.090%, $8,230,000 par, due 12/15/2028	(1)	8,303,560
Ford Credit Auto Owner Trust 2024-C	4.070%, $3,845,000 par, due 7/15/2029	(1)	3,806,531
Ford Credit Floorplan Master Owner Trust A	5.290%, $2,205,000 par, due 4/15/2029	(1)	2,234,973
Ford Motor Credit Co LLC	5.125%, $1,340,000 par, due 11/5/2026	(1)	1,338,884
Fortune Brands Innovations Inc	4.000%, $1,000,000 par, due 6/15/2025	(1)	996,023
Freddie Mac Gold Pool	3.000%, $319,735 par, due 8/1/2027	(1)	314,236
Freddie Mac Gold Pool	3.000%, $43,245 par, due 10/1/2026	(1)	42,680
Freddie Mac Gold Pool	5.500%, $44,821 par, due 12/1/2033	(1)	45,188
Freddie Mac Gold Pool	6.000%, $729,499 par, due 8/1/2038	(1)	756,824
Freddie Mac Gold Pool	6.000%, $331,684 par, due 8/1/2038	(1)	344,242
Freddie Mac Multifam Struct PT Cert	6.892%, $187,769 par, due 1/25/2046	(1)	187,015
Freddie Mac Multifamily Structured PT Cert	4.860%, $2,910,000 par, due 10/25/2028	(1)	2,919,391
Freddie Mac Multifamily Structured PT Cert	4.850%, $8,850,000 par, due 9/25/2028	(1)	8,884,515
Freddie Mac Multifamily Structured PT Cert	5.489%, $8,754,340 par, due 11/25/2029	(1)	8,780,043
Freddie Mac Multifamily Structured PT Certificates	7.403%, $152,049 par, due 10/25/2047	(1)	152,046
Freddie Mac Multifamily Structured PT Certificates	1.235%, $994,848 par, due 5/25/2051	(1)	955,261
Freddie Mac Non Gold Pool	3.307%, $326,936 par, due 6/1/2049	(1)	327,438
Freddie Mac Non Gold Pool	4.692%, $349,444 par, due 9/1/2052	(1)	344,425
Freddie Mac Non Gold Pool	4.281%, $3,114,395 par, due 10/1/2052	(1)	3,032,645
Freddie Mac Non Gold Pool	3.999%, $4,558,108 par, due 8/1/2052	(1)	4,406,592
Freddie Mac Non Gold Pool	3.657%, $5,003,176 par, due 8/1/2052	(1)	4,788,234
Freddie Mac Non Gold Pool	4.045%, $6,270,182 par, due 9/1/2052	(1)	6,070,471
Freddie Mac Non Gold Pool	4.148%, $2,213,742 par, due 9/1/2052	(1)	2,147,049
Freddie Mac Non Gold Pool	5.558%, $4,733,169 par, due 4/1/2053	(1)	4,744,689
Freddie Mac Non Gold Pool	3.445%, $3,582,831 par, due 7/1/2052	(1)	3,409,168
Freddie Mac Non Gold Pool	4.834%, $3,707,713 par, due 12/1/2052	(1)	3,668,292
Freddie Mac Non Gold Pool	4.559%, $391,668 par, due 11/1/2052	(1)	384,340
Freddie Mac Non Gold Pool	5.017%, $8,090,225 par, due 9/1/2053	(1)	8,038,690
Freddie Mac Non Gold Pool	6.836%, $84,590 par, due 10/1/2046	(1)	86,959
Freddie Mac Non Gold Pool	6.889%, $510,970 par, due 10/1/2046	(1)	525,619
Freddie Mac Non Gold Pool	7.075%, $193,232 par, due 10/1/2046	(1)	199,015
Freddie Mac Non Gold Pool	7.125%, $147,507 par, due 5/1/2042	(1)	150,647
Freddie Mac Non Gold Pool	7.390%, $58,675 par, due 8/1/2047	(1)	60,408
Freddie Mac Non Gold Pool	7.101%, $127,243 par, due 10/1/2047	(1)	130,584
Freddie Mac Non Gold Pool	6.350%, $27,483 par, due 1/1/2041	(1)	27,983
Freddie Mac Non Gold Pool	6.984%, $98,663 par, due 5/1/2045	(1)	102,510
Freddie Mac Non Gold Pool	7.413%, $218,383 par, due 6/1/2047	(1)	224,801
Freddie Mac Non Gold Pool	7.581%, $192,415 par, due 9/1/2037	(1)	198,384
Freddie Mac Non Gold Pool	6.265%, $39,271 par, due 6/1/2036	(1)	39,029
Freddie Mac Non Gold Pool	6.967%, $70,244 par, due 8/1/2035	(1)	70,559
Freddie Mac Non Gold Pool	7.209%, $77,038 par, due 5/1/2047	(1)	79,217
Freddie Mac Non Gold Pool	3.251%, $770,287 par, due 7/1/2049	(1)	768,061
Freddie Mac Non Gold Pool	6.603%, $1,086,411 par, due 11/1/2045	(1)	1,113,991
Freddie Mac Non Gold Pool	3.402%, $151,440 par, due 5/1/2048	(1)	153,593
Freddie Mac Non Gold Pool	6.187%, $149,133 par, due 12/1/2044	(1)	152,034
Freddie Mac Non Gold Pool	7.348%, $116,802 par, due 8/1/2044	(1)	120,150
Freddie Mac Non Gold Pool	7.153%, $258,641 par, due 4/1/2038	(1)	266,661
Freddie Mac Non Gold Pool	7.120%, $19,308 par, due 5/1/2038	(1)	19,413
Freddie Mac Non Gold Pool	7.359%, $15,172 par, due 6/1/2045	(1)	15,597
Freddie Mac Non Gold Pool	6.255%, $238,843 par, due 11/1/2047	(1)	244,590
Freddie Mac Non Gold Pool	7.250%, $234 par, due 6/1/2042	(1)	239
Freddie Mac Non Gold Pool	7.278%, $50,279 par, due 7/1/2042	(1)	51,281
Freddie Mac Non Gold Pool	7.500%, $18,641 par, due 8/1/2042	(1)	19,043
Freddie Mac Non Gold Pool	7.030%, $129,031 par, due 5/1/2044	(1)	132,296
Freddie Mac Non Gold Pool	6.975%, $172,001 par, due 5/1/2044	(1)	176,282
Freddie Mac Non Gold Pool	7.394%, $100,297 par, due 6/1/2044	(1)	103,080
Freddie Mac Non Gold Pool	7.000%, $80,081 par, due 1/1/2043	(1)	82,125
Freddie Mac Non Gold Pool	7.078%, $54,630 par, due 12/1/2042	(1)	55,859
Freddie Mac Non Gold Pool	6.302%, $20,181 par, due 11/1/2046	(1)	20,819
Freddie Mac Non Gold Pool	7.294%, $365,366 par, due 1/1/2047	(1)	374,996
Freddie Mac Non Gold Pool	7.238%, $517,101 par, due 7/1/2045	(1)	531,169
Freddie Mac Non Gold Pool	7.266%, $73,048 par, due 8/1/2045	(1)	75,117
Freddie Mac Non Gold Pool	7.350%, $21,700 par, due 8/1/2045	(1)	22,329
    21    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Freddie Mac Non Gold Pool	7.281%, $625,112 par, due 8/1/2045	(1)	$643,052
Freddie Mac Non Gold Pool	7.370%, $32,391 par, due 8/1/2045	(1)	33,675
Freddie Mac Non Gold Pool	7.135%, $115,903 par, due 3/1/2046	(1)	119,007
Freddie Mac Non Gold Pool	6.067%, $192,818 par, due 2/1/2046	(1)	198,532
Freddie Mac Non Gold Pool	7.326%, $93,313 par, due 9/1/2045	(1)	96,110
Freddie Mac Non Gold Pool	6.630%, $51,703 par, due 10/1/2045	(1)	52,936
Freddie Mac Non Gold Pool	6.630%, $165,752 par, due 11/1/2045	(1)	170,009
Freddie Mac Non Gold Pool	6.168%, $7,584 par, due 2/1/2042	(1)	7,656
Freddie Mac Non Gold Pool	7.203%, $104,385 par, due 8/1/2043	(1)	107,137
Freddie Mac Non Gold Pool	7.001%, $190,161 par, due 10/1/2043	(1)	195,594
Freddie Mac Non Gold Pool	5.885%, $88,695 par, due 1/1/2045	(1)	90,555
Freddie Mac Non Gold Pool	7.492%, $21,289 par, due 7/1/2047	(1)	21,922
Freddie Mac Non Gold Pool	7.407%, $119,030 par, due 9/1/2042	(1)	122,709
Freddie Mac Non Gold Pool	2.892%, $86,261 par, due 3/1/2046	(1)	85,073
Freddie Mac Non Gold Pool	7.278%, $49,904 par, due 2/1/2046	(1)	51,204
Freddie Mac Non Gold Pool	7.167%, $127,672 par, due 4/1/2046	(1)	131,177
Freddie Mac Non Gold Pool	6.615%, $58,208 par, due 11/1/2047	(1)	59,781
Freddie Mac Non Gold Pool	7.266%, $75,594 par, due 1/1/2046	(1)	77,478
Freddie Mac Non Gold Pool	6.350%, $112,668 par, due 4/1/2045	(1)	115,252
Freddie Mac Pool	3.000%, $989,837 par, due 7/1/2034	(1)	929,630
Freddie Mac Pool	3.000%, $1,102,872 par, due 1/1/2035	(1)	1,035,714
Freddie Mac Pool	3.000%, $1,898,650 par, due 1/1/2035	(1)	1,783,030
Freddie Mac REMICS	3.000%, $14,517 par, due 12/15/2044	(1)	13,418
Freddie Mac Struct PT Cert	5.231%, $1,613,350 par, due 5/25/2043	(1)	1,520,276
Freddie Struct PT Cert	7.000%, $127,648 par, due 7/25/2043	(1)	131,893
GE HealthCare Technologies Inc	5.600%, $1,935,000 par, due 11/15/2025	(1)	1,947,966
GE HealthCare Technologies Inc	5.650%, $360,000 par, due 11/15/2027	(1)	368,745
General Mills Inc	4.700%, $800,000 par, due 1/30/2027	(1)	799,714
General Mills Inc	4.200%, $1,010,000 par, due 4/17/2028	(1)	988,972
General Motors Financial Co Inc	5.400%, $1,680,000 par, due 5/8/2027	(1)	1,697,511
General Motors Financial Co Inc	3.800%, $2,130,000 par, due 4/7/2025	(1)	2,123,284
General Motors Financial Co Inc	6.050%, $1,195,000 par, due 10/10/2025	(1)	1,205,264
Georgia-Pacific LLC	3.600%, $675,000 par, due 3/1/2025	(1)	673,525
Georgia-Pacific LLC	2.100%, $807,000 par, due 4/30/2027	(1)	761,141
Ginnie Mae II pool	3.625%, $21,748 par, due 12/20/2045	(1)	22,070
Ginnie Mae II pool	4.625%, $40,574 par, due 3/20/2042	(1)	41,113
Ginnie Mae II pool	3.625%, $71,758 par, due 10/20/2045	(1)	72,817
Ginnie Mae II Pool	4.340%, $826 par, due 12/20/2066	(1)	814
Ginnie Mae II Pool	4.340%, $377 par, due 1/20/2067	(1)	371
Ginnie Mae II pool	5.564%, $636,255 par, due 5/20/2058	(1)	634,866
Ginnie Mae II pool	5.310%, $23,734 par, due 6/20/2058	(1)	23,895
Ginnie Mae II pool	4.740%, $371 par, due 6/20/2061	(1)	365
Ginnie Mae II pool	5.470%, $2,165 par, due 8/20/2059	(1)	2,093
Ginnie Mae II pool	4.813%, $29,860 par, due 3/20/2058	(1)	29,909
Ginnie Mae II pool	4.875%, $143,118 par, due 4/20/2042	(1)	144,655
GM Financial Automobile Leasing Trust 2024-1	5.090%, $3,865,000 par, due 3/22/2027	(1)	3,888,468
GM Financial Consumer Auto Rec Trust 2024-3	5.130%, $2,575,000 par, due 4/16/2029	(1)	2,603,389
GM Financial Consumer Automobile Rec Trust 2024-1	4.850%, $4,320,000 par, due 12/18/2028	(1)	4,342,067
GMF Floorplan Owner Revolving Trust	5.340%, $4,025,000 par, due 6/15/2028	(1)	4,070,225
GNMA	5.767%, $1,311,370 par, due 12/20/2066	(1)	1,314,190
GNMA	5.417%, $1,234,316 par, due 10/20/2065	(1)	1,231,449
Goldman Sachs Group Inc	1.431%, $1,000,000 par, due 3/9/2027	(1)	959,976
Goldman Sachs Group Inc/The	1.542%, $2,100,000 par, due 9/10/2027	(1)	1,985,907
Goldman Sachs Group Inc/The	5.798%, $2,080,000 par, due 8/10/2026	(1)	2,091,507
Goldman Sachs Group Inc/The	4.223%, $800,000 par, due 5/1/2029	(1)	778,344
Goldman Sachs Group Inc/The	4.482%, $700,000 par, due 8/23/2028	(1)	691,867
Goldman Sachs Group Inc/The	2.640%, $3,405,000 par, due 2/24/2028	(1)	3,247,859
Government National Mortgage Association	5.667%, $973,076 par, due 1/20/2066	(1)	976,528
GS Mortgage Securities Trust 2017-GS5	3.409%, $662,699 par, due 3/10/2050	(1)	644,318
GS Mortgage Securities Trust 2017-GS6	3.164%, $4,106,604 par, due 5/10/2050	(1)	3,937,802
Guardian Life Global Funding	3.246%, $822,000 par, due 3/29/2027	(1)	796,950
Guardian Life Global Funding	1.625%, $1,200,000 par, due 9/16/2028	(1)	1,070,263
Guardian Life Global Funding	5.550%, $385,000 par, due 10/28/2027	(1)	393,198
Gulfstream Natural Gas System LLC	4.600%, $1,865,000 par, due 9/15/2025	(1)	1,857,581
Gulfstream Natural Gas System LLC	6.190%, $650,000 par, due 11/1/2025	(1)	655,975
Haleon UK Capital PLC	3.125%, $1,885,000 par, due 3/24/2025	(1)	1,877,515
    22    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Health Care Service Corp A Mutual Legal Reserve Co	1.500%, $2,805,000 par, due 6/1/2025	(1)	$2,766,440
HEALTHPARTNERS	4.089%, $1,000,000 par, due 7/1/2026	(1)	989,800
Healthpeak OP LLC	4.000%, $2,115,000 par, due 6/1/2025	(1)	2,104,876
Heineken NV	3.500%, $1,600,000 par, due 1/29/2028	(1)	1,539,808
Hewlett Packard Enterprise Co	4.400%, $1,330,000 par, due 9/25/2027	(1)	1,316,201
Hewlett Packard Enterprise Co	4.450%, $610,000 par, due 9/25/2026	(1)	606,880
HNA 2015 LLC	2.291%, $765,439 par, due 6/30/2027	(1)	735,859
Honda Auto Receivables 2022-2 Owner Trust	3.760%, $1,240,000 par, due 12/18/2028	(1)	1,231,373
Honda Auto Receivables 2023-3 Owner Trust	5.410%, $3,365,000 par, due 2/18/2028	(1)	3,398,529
Honda Auto Receivables 2023-4 Owner Trust	5.670%, $5,315,000 par, due 6/21/2028	(1)	5,399,365
Honda Auto Receivables 2023-4 Owner Trust	5.660%, $635,000 par, due 2/21/2030	(1)	647,825
Honda Auto Receivables 2024-1 Owner Trust	5.210%, $2,805,000 par, due 8/15/2028	(1)	2,833,978
Honda Auto Receivables 2024-2 Owner Trust	5.270%, $3,490,000 par, due 11/20/2028	(1)	3,532,173
Honda Auto Receivables 2024-3 Owner Trust	4.570%, $5,200,000 par, due 3/21/2029	(1)	5,204,025
Honolulu City & County Board of Water Supply	1.600%, $2,000,000 par, due 7/1/2028	(1)	1,816,060
HP Inc	4.750%, $1,340,000 par, due 1/15/2028	(1)	1,338,109
HSBC Holdings PLC	2.013%, $1,700,000 par, due 9/22/2028	(1)	1,567,657
HSBC Holdings PLC	2.206%, $800,000 par, due 8/17/2029	(1)	718,801
HSBC Holdings PLC	4.041%, $1,500,000 par, due 3/13/2028	(1)	1,468,257
HSBC Holdings PLC	2.099%, $825,000 par, due 6/4/2026	(1)	815,305
Huntington Auto Trust 2024-1	5.230%, $4,870,000 par, due 1/16/2029	(1)	4,919,708
Huntington Bancshares Inc/OH	4.443%, $865,000 par, due 8/4/2028	(1)	856,119
Huntington National Bank/The	4.552%, $705,000 par, due 5/17/2028	(1)	699,376
Hyundai Auto Lease Securitization Trust 2024-A	5.020%, $9,290,000 par, due 3/15/2027	(1)	9,338,039
Hyundai Auto Lease Securitization Trust 2024-B	5.410%, $2,035,000 par, due 5/17/2027	(1)	2,058,724
Hyundai Auto Lease Securitization Trust 2024-C	4.620%, $4,725,000 par, due 4/17/2028	(1)	4,727,363
Hyundai Auto Receivables Trust 2023-B	5.480%, $3,305,000 par, due 4/17/2028	(1)	3,341,114
Hyundai Auto Receivables Trust 2023-C	5.540%, $6,205,000 par, due 10/16/2028	(1)	6,296,238
Hyundai Auto Receivables Trust 2024-A	4.990%, $2,685,000 par, due 2/15/2029	(1)	2,704,783
Hyundai Auto Receivables Trust 2024-B	4.840%, $1,970,000 par, due 3/15/2029	(1)	1,979,992
Hyundai Capital America	4.300%, $1,060,000 par, due 9/24/2027	(1)	1,042,803
Ingredion Inc	3.200%, $1,032,000 par, due 10/1/2026	(1)	1,003,279
International Business Machines Corp	2.200%, $1,335,000 par, due 2/9/2027	(1)	1,268,193
Interstate Power and Light Co	3.600%, $450,000 par, due 4/1/2029	(1)	426,146
INTOWN 2022-STAY Mortgage Trust	6.886%, $2,465,000 par, due 8/15/2039	(1)	2,466,541
JobsOhio Beverage System	3.985%, $2,000,000 par, due 1/1/2029	(1)	1,977,480
John Deere Owner Trust 2023	5.010%, $975,000 par, due 11/15/2027	(1)	979,339
John Deere Owner Trust 2024	4.960%, $4,040,000 par, due 11/15/2028	(1)	4,070,866
John Deere Owner Trust 2024-C	4.060%, $2,785,000 par, due 6/15/2029	(1)	2,753,507
JPMBB Commercial Mortgage Sec Trust 2015-C30	3.822%, $910,000 par, due 7/15/2048	(1)	895,942
JPMCC Commercial Mortgage Sec Corp	5.998%, $1,595,000 par, due 3/15/2039	(1)	1,598,988
JPMCC Commercial Mortgage Sec Trust 2015-JP1	3.914%, $2,073,000 par, due 1/15/2049	(1)	2,047,075
JPMCC Commercial Mortgage Sec Trust 2022-NLP	4.994%, $4,534,819 par, due 4/15/2037	(1)	4,434,205
JPMDB Commercial Mortgage Securities Trust 2016-C2	2.881%, $3,612,814 par, due 6/15/2049	(1)	3,541,241
JPMDB Commercial Mortgage Securities Trust 2016-C2	3.144%, $275,000 par, due 6/15/2049	(1)	266,700
JPMDB Commercial Mortgage Securities Trust 2016-C4	2.882%, $3,322,973 par, due 12/15/2049	(1)	3,231,774
JPMorgan Chase & Co	1.045%, $200,000 par, due 11/19/2026	(1)	193,554
JPMorgan Chase & Co	1.470%, $1,500,000 par, due 9/22/2027	(1)	1,419,081
JPMorgan Chase & Co	2.947%, $1,900,000 par, due 2/24/2028	(1)	1,827,981
JPMorgan Chase & Co	4.323%, $1,940,000 par, due 4/26/2028	(1)	1,916,609
JPMorgan Chase & Co	4.851%, $615,000 par, due 7/25/2028	(1)	614,950
JPMorgan Chase & Co	6.070%, $1,370,000 par, due 10/22/2027	(1)	1,401,833
JPMorgan Chase & Co	5.040%, $1,200,000 par, due 1/23/2028	(1)	1,204,362
JPMorgan Chase & Co	5.571%, $3,020,000 par, due 4/22/2028	(1)	3,071,567
JPMorgan Chase & Co	4.979%, $900,000 par, due 7/22/2028	(1)	903,013
KeyBank NA/Cleveland OH	5.850%, $760,000 par, due 11/15/2027	(1)	778,641
KeyBank NA/Cleveland OH	4.700%, $910,000 par, due 1/26/2026	(1)	908,272
Kimco Realty OP LLC	3.800%, $1,555,000 par, due 4/1/2027	(1)	1,523,169
Kinder Morgan Inc	1.750%, $500,000 par, due 11/15/2026	(1)	474,049
Kubota Credit Owner Trust 2024-1	5.190%, $3,480,000 par, due 7/17/2028	(1)	3,518,343
L3Harris Technologies Inc	4.400%, $800,000 par, due 6/15/2028	(1)	785,830
L3Harris Technologies Inc	5.400%, $1,740,000 par, due 1/15/2027	(1)	1,761,273
La Joya Independent School District	5.000%, $2,650,000 par, due 2/15/2027	(1)	2,681,880
Laboratory Corp of America Holdings	3.600%, $1,540,000 par, due 9/1/2027	(1)	1,497,524
Lake Central Multi-District School Building Corp	0.983%, $1,000,000 par, due 1/15/2025	(1)	998,790
Lennox International Inc	1.350%, $1,450,000 par, due 8/1/2025	(1)	1,419,134
    23    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Lennox International Inc	5.500%, $960,000 par, due 9/15/2028	(1)	$975,665
Life 2021-BMR Mortgage Trust	5.212%, $2,125,600 par, due 3/15/2038	(1)	2,099,030
Life 2022-BMR Mortgage Trust	5.692%, $3,210,000 par, due 5/15/2039	(1)	3,137,775
Louisiana Local Govt Env Fac. & Comm Dev Auth	3.615%, $2,975,693 par, due 2/1/2027	(1)	2,940,342
Louisiana Local Govt Env Fac. & Comm Dev Auth	5.081%, $2,967,740 par, due 6/1/2031	(1)	2,983,053
Lowe's Cos Inc	3.350%, $185,000 par, due 4/1/2027	(1)	179,700
M&T Bank Auto Receivables Trust 2024-1	5.220%, $2,200,000 par, due 2/17/2032	(1)	2,218,291
Manufacturers & Traders Trust Co	4.650%, $1,200,000 par, due 1/27/2026	(1)	1,196,579
Manufacturers & Traders Trust Co	5.400%, $1,745,000 par, due 11/21/2025	(1)	1,750,198
Marathon Petroleum Corp	4.700%, $2,435,000 par, due 5/1/2025	(1)	2,432,275
Marathon Petroleum Corp	3.800%, $1,640,000 par, due 4/1/2028	(1)	1,582,457
Masco Corp	3.500%, $1,195,000 par, due 11/15/2027	(1)	1,150,830
Massachusetts School Building Authority	1.134%, $2,000,000 par, due 8/15/2026	(1)	1,902,200
Mercedes-Benz Auto Lease Trust 2024-A	5.320%, $3,475,000 par, due 1/18/2028	(1)	3,516,116
Mercedes-Benz Auto Receivables Trust 2023-2	5.950%, $4,780,000 par, due 11/15/2028	(1)	4,868,119
Mercedes-Benz Auto Receivables Trust 2024-1	4.800%, $9,615,000 par, due 4/16/2029	(1)	9,657,566
Mercedes-Benz Finance North America LLC	4.900%, $830,000 par, due 11/15/2027	(1)	828,473
Mercedes-Benz Finance North America LLC	4.750%, $1,900,000 par, due 8/1/2027	(1)	1,896,954
METLIFE SECURITIZATION TRUST 2019-1	3.750%, $60,611 par, due 4/25/2058	(1)	59,483
MHC Commercial Mortgage Trust 2021-MHC	5.312%, $1,314,825 par, due 4/15/2038	(1)	1,314,003
Michigan Finance Authority Student ABS 2021-1	4.953%, $533,877 par, due 7/25/2061	(1)	532,762
Microchip Technology Inc	4.900%, $1,350,000 par, due 3/15/2028	(1)	1,345,719
Mid-America Apartments LP	1.100%, $1,600,000 par, due 9/15/2026	(1)	1,507,250
Mid-Atlantic Interstate Transmission LLC	4.100%, $1,830,000 par, due 5/15/2028	(1)	1,776,143
Missouri Higher Education Loan Authority	5.669%, $2,349,187 par, due 3/25/2061	(1)	2,292,173
Missouri Higher Education Loan Authority	6.179%, $1,312,003 par, due 1/25/2061	(1)	1,284,425
Mitsubishi UFJ Financial Group Inc	4.080%, $1,490,000 par, due 4/19/2028	(1)	1,464,351
Mitsubishi UFJ Financial Group Inc	2.341%, $599,000 par, due 1/19/2028	(1)	569,852
MMAF Equipment Finance LLC 2020-A	0.970%, $2,270,400 par, due 4/9/2027	(1)	2,208,925
MMAF Equipment Finance LLC 2021-A	0.560%, $1,189,076 par, due 6/13/2028	(1)	1,168,741
MMAF Equipment Finance LLC 2022-A	3.200%, $2,103,374 par, due 1/13/2028	(1)	2,083,541
MMAF Equipment Finance LLC 2024-A	4.950%, $3,655,000 par, due 7/14/2031	(1)	3,669,174
Mondelez International Holdings Netherlands BV	1.250%, $1,000,000 par, due 9/24/2026	(1)	941,675
Monongahela Power Co	3.550%, $500,000 par, due 5/15/2027	(1)	484,968
Morgan Stanley	2.475%, $1,225,000 par, due 1/21/2028	(1)	1,167,276
Morgan Stanley	4.679%, $1,590,000 par, due 7/17/2026	(1)	1,588,348
Morgan Stanley	5.652%, $820,000 par, due 4/13/2028	(1)	833,929
Morgan Stanley	1.593%, $1,160,000 par, due 5/4/2027	(1)	1,111,967
Morgan Stanley	6.138%, $100,000 par, due 10/16/2026	(1)	101,012
Morgan Stanley BAML Trust 2016-C28	3.272%, $755,365 par, due 1/15/2049	(1)	746,222
Morgan Stanley BAML Trust 2016-C31	2.840%, $2,975,897 par, due 11/15/2049	(1)	2,894,676
Morgan Stanley Bank NA	4.968%, $1,670,000 par, due 7/14/2028	(1)	1,675,247
Morgan Stanley Bank NA	4.952%, $2,410,000 par, due 1/14/2028	(1)	2,413,258
Mosaic Co/The	4.050%, $1,060,000 par, due 11/15/2027	(1)	1,038,545
MPLX LP	4.875%, $725,000 par, due 6/1/2025	(1)	724,510
MPLX LP	4.000%, $175,000 par, due 2/15/2025	(1)	174,784
MPLX LP	4.125%, $675,000 par, due 3/1/2027	(1)	665,023
MPLX LP	1.750%, $1,500,000 par, due 3/1/2026	(1)	1,448,150
Mutual of Omaha Cos Global Funding	5.450%, $850,000 par, due 12/12/2028	(1)	858,971
Mutual of Omaha Cos Global Funding	5.350%, $1,880,000 par, due 4/9/2027	(1)	1,894,619
Mutual of Omaha Cos Global Funding	5.800%, $1,130,000 par, due 7/27/2026	(1)	1,144,533
Navient Private Education Refi Loan Trust 2021-E	0.970%, $2,335,922 par, due 12/16/2069	(1)	2,056,822
Navient Private Education Refi Loan Trust 2021-G	1.580%, $3,836,882 par, due 4/15/2070	(1)	3,386,712
Navient Private Education Refi Loan Trust 2022-A	2.230%, $2,277,581 par, due 7/15/2070	(1)	2,042,288
Navient Student Loan Trust 2020-FA	1.220%, $1,546,163 par, due 7/15/2069	(1)	1,427,849
Navient Student Loan Trust 2021-1	5.283%, $2,038,956 par, due 12/26/2069	(1)	2,024,010
Navistar Fin Dealer Note Master Owner Trust II	6.180%, $1,260,000 par, due 8/25/2028	(1)	1,271,494
Navistar Financial Dealer Note Master Owner Trust	5.590%, $425,000 par, due 4/25/2029	(1)	429,654
Nebraska Investment Finance Authority	5.000%, $805,000 par, due 3/1/2050	(1)	793,521
Nelnet Student Loan Trust 2021-A	5.285%, $2,672,381 par, due 4/20/2062	(1)	2,664,177
Nelnet Student Loan Trust 2021-A	1.360%, $2,260,121 par, due 4/20/2062	(1)	2,090,820
Nelnet Student Loan Trust 2021-B	5.265%, $223,530 par, due 4/20/2062	(1)	222,836
Nelnet Student Loan Trust 2021-C	5.225%, $3,469,377 par, due 4/20/2062	(1)	3,452,228
Nelnet Student Loan Trust 2021-D	5.175%, $3,087,836 par, due 4/20/2062	(1)	3,071,341
New York Life Global Funding	4.900%, $1,520,000 par, due 6/13/2028	(1)	1,526,857
Newmont Corp / Newcrest Finance Pty Ltd	5.300%, $1,560,000 par, due 3/15/2026	(1)	1,570,903
    24    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
NextEra Energy Capital Holdings Inc	6.051%, $75,000 par, due 3/1/2025	(1)	$75,133
Nissan Auto Lease Trust 2024-A	4.910%, $7,420,000 par, due 4/15/2027	(1)	7,454,555
Nissan Auto Lease Trust 2024-B	4.920%, $4,730,000 par, due 11/15/2027	(1)	4,761,795
Nissan Master Owner Trust Receivables	5.050%, $1,605,000 par, due 2/15/2029	(1)	1,615,327
NNN REIT Inc	4.000%, $840,000 par, due 11/15/2025	(1)	833,146
NNN REIT Inc	3.500%, $640,000 par, due 10/15/2027	(1)	617,953
Northrop Grumman Corp	3.250%, $1,500,000 par, due 1/15/2028	(1)	1,433,546
Northwestern Mutual Global Funding	4.900%, $1,290,000 par, due 6/12/2028	(1)	1,290,468
Northwestern Mutual Global Funding	4.350%, $1,517,000 par, due 9/15/2027	(1)	1,504,991
NTT Finance Corp	5.104%, $1,450,000 par, due 7/2/2027	(1)	1,462,643
NTT Finance Corp	1.162%, $1,615,000 par, due 4/3/2026	(1)	1,546,359
Nucor Corp	4.300%, $655,000 par, due 5/23/2027	(1)	649,732
Nucor Corp	3.950%, $508,000 par, due 5/23/2025	(1)	506,161
Nutrien Ltd	3.000%, $460,000 par, due 4/1/2025	(1)	457,957
Nutrien Ltd	5.200%, $1,320,000 par, due 6/21/2027	(1)	1,333,463
NXP BV / NXP Funding LLC / NXP USA Inc	4.400%, $1,450,000 par, due 6/1/2027	(1)	1,436,003
Oncor Electric Delivery Co LLC	3.700%, $873,000 par, due 11/15/2028	(1)	839,684
ONEOK Inc	4.250%, $1,020,000 par, due 9/24/2027	(1)	1,005,150
ONEOK Inc	5.000%, $840,000 par, due 3/1/2026	(1)	841,353
Oracle Corp	2.500%, $1,390,000 par, due 4/1/2025	(1)	1,382,009
Oracle Corp	2.300%, $1,300,000 par, due 3/25/2028	(1)	1,201,803
Oracle Corp	1.650%, $3,485,000 par, due 3/25/2026	(1)	3,360,237
Orlando Health Obligated Group	3.777%, $350,000 par, due 10/1/2028	(1)	335,243
Pacific Life Global Funding II	4.900%, $438,000 par, due 4/4/2028	(1)	436,230
PacifiCorp	3.350%, $2,300,000 par, due 7/1/2025	(1)	2,282,400
Parker-Hannifin Corp	4.250%, $1,875,000 par, due 9/15/2027	(1)	1,855,037
PeaceHealth Obligated Group	1.375%, $2,065,000 par, due 11/15/2025	(1)	2,000,960
Petroleos Mexicanos	2.460%, $115,000 par, due 12/15/2025	(1)	110,602
Petroleos Mexicanos	5.268%, $49,500 par, due 4/15/2025	(1)	49,477
PFS Financing Corp	4.750%, $800,000 par, due 8/15/2029	(1)	798,062
PFS Financing Corp	4.950%, $3,360,000 par, due 2/15/2029	(1)	3,377,606
PHEAA Student Loan Trust 2016-1	5.833%, $542,933 par, due 9/25/2065	(1)	544,955
Phillips 66 Co	3.750%, $1,580,000 par, due 3/1/2028	(1)	1,529,769
PNC Bank NA	3.250%, $970,000 par, due 1/22/2028	(1)	928,910
PNC Financial Services Group Inc/The	5.102%, $1,200,000 par, due 7/23/2027	(1)	1,206,032
PNC Financial Services Group Inc/The	6.615%, $770,000 par, due 10/20/2027	(1)	793,225
PNC Financial Services Group Inc/The	5.812%, $1,020,000 par, due 6/12/2026	(1)	1,024,336
Porsche Financial Auto Securitization Trust 2023-2	5.790%, $6,285,000 par, due 1/22/2029	(1)	6,338,404
PPG Industries Inc	1.200%, $1,965,000 par, due 3/15/2026	(1)	1,881,973
Principal Life Global Funding II	4.600%, $1,260,000 par, due 8/19/2027	(1)	1,256,255
Principal Life Global Funding II	1.500%, $2,035,000 par, due 11/17/2026	(1)	1,920,055
Protective Life Global Funding	1.303%, $2,500,000 par, due 9/20/2026	(1)	2,358,653
Protective Life Global Funding	4.335%, $1,410,000 par, due 9/13/2027	(1)	1,396,657
Protective Life Global Funding	4.714%, $855,000 par, due 7/6/2027	(1)	853,711
REALTY INCOME CORP	4.125%, $1,860,000 par, due 10/15/2026	(1)	1,842,244
Regions Financial Corp	2.250%, $100,000 par, due 5/18/2025	(1)	98,995
Reliance Industries Ltd	1.870%, $57,316 par, due 1/15/2026	(1)	56,425
Reliance Industries Ltd	2.444%, $1,147,105 par, due 1/15/2026	(1)	1,132,984
Reliance Industries Ltd	2.512%, $783,750 par, due 1/15/2026	(1)	771,723
RI State Std Ln Authority	6.076%, $137,102 par, due 9/1/2036	(1)	136,881
Rochester Gas and Electric Corp	3.100%, $1,940,000 par, due 6/1/2027	(1)	1,855,618
Rogers Communications Inc	2.950%, $770,000 par, due 3/15/2025	(1)	765,773
Rogers Communications Inc	3.200%, $1,710,000 par, due 3/15/2027	(1)	1,651,562
Roper Technologies Inc	3.800%, $380,000 par, due 12/15/2026	(1)	374,100
Royal Bank of Canada	4.784%, $2,535,000 par, due 12/12/2025	(1)	2,537,953
Royal Bank of Canada	4.522%, $1,240,000 par, due 10/18/2028	(1)	1,229,574
Royal Bank of Canada	5.069%, $700,000 par, due 7/23/2027	(1)	703,170
RTX Corp	5.750%, $850,000 par, due 11/8/2026	(1)	864,984
RTX Corp	3.125%, $2,950,000 par, due 5/4/2027	(1)	2,846,871
Ryder System Inc	5.300%, $640,000 par, due 3/15/2027	(1)	646,975
Sabine Pass Liquefaction LLC	4.200%, $780,000 par, due 3/15/2028	(1)	761,490
Sabine Pass Liquefaction LLC	5.875%, $690,000 par, due 6/30/2026	(1)	696,500
Santa Monica Community College District	1.496%, $1,500,000 par, due 8/1/2028	(1)	1,352,205
Santander Drive Auto Receivables Trust 2022-7	5.750%, $147,773 par, due 4/15/2027	(1)	147,894
SBA Small Business Investment Cos	5.688%, $24,237,499 par, due 9/10/2033	(1)	24,715,463
SBA Small Business Investment Cos	2.517%, $59,722 par, due 3/10/2025	(1)	59,424
    25    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
SBA Small Business Investment Cos	2.829%, $549,926 par, due 9/10/2025	(1)	$542,517
SBA Small Business Investment Cos	2.507%, $217,201 par, due 3/10/2026	(1)	212,087
SBNA Auto Lease Trust 2024-B	5.560%, $2,490,000 par, due 11/22/2027	(1)	2,520,948
SC State Std Ln Corp	5.183%, $412,835 par, due 1/25/2041	(1)	410,544
Seasoned Credit Risk Transfer Trust	2.500%, $2,787,896 par, due 9/25/2060	(1)	2,518,730
Seasoned Credit Risk Transfer Trust Series 2020-2	2.500%, $2,951,579 par, due 11/25/2059	(1)	2,569,007
Seasoned Credit Risk Transfer Trust Series 2020-3	2.500%, $1,293,551 par, due 5/25/2060	(1)	1,120,277
Seasoned Credit Risk Transfer Trust Series 2020-3	2.500%, $1,420,930 par, due 5/25/2060	(1)	1,290,038
Sempra	3.300%, $1,495,000 par, due 4/1/2025	(1)	1,489,135
SF City & Cty Public UTL Commission Wastewater Re	4.655%, $3,350,000 par, due 10/1/2027	(1)	3,355,494
SFS Auto Receivables Securitization Trust 2024-1	4.950%, $3,635,000 par, due 5/21/2029	(1)	3,648,718
SFS Auto Receivables Securitization Trust 2024-2	5.330%, $3,425,000 par, due 11/20/2029	(1)	3,458,579
Sherwin-Williams Co/The	3.450%, $3,090,000 par, due 6/1/2027	(1)	3,004,348
Simon Property Group LP	3.300%, $175,000 par, due 1/15/2026	(1)	172,756
SLM Student Loan Trust 2003-10	5.740%, $3,516,634 par, due 12/17/2068	(1)	3,511,145
SLM Student Loan Trust 2013-2	5.133%, $221,610 par, due 6/25/2043	(1)	217,209
Southern California Edison Co	4.900%, $85,000 par, due 6/1/2026	(1)	85,143
Southern Co Gas Capital Corp	3.875%, $390,000 par, due 11/15/2025	(1)	386,415
Stanley Black & Decker Inc	2.300%, $535,000 par, due 2/24/2025	(1)	532,949
State of Hawaii	1.283%, $475,000 par, due 8/1/2026	(1)	453,345
State of Utah	3.539%, $263,734 par, due 7/1/2025	(1)	262,777
State Street Corp	2.203%, $1,600,000 par, due 2/7/2028	(1)	1,520,451
State Street Corp	1.746%, $1,730,000 par, due 2/6/2026	(1)	1,724,350
State Street Corp	4.530%, $1,490,000 par, due 2/20/2029	(1)	1,473,166
Sumitomo Mitsui Financial Group Inc	1.402%, $350,000 par, due 9/17/2026	(1)	330,968
Sutter Health	1.321%, $1,940,000 par, due 8/15/2025	(1)	1,897,227
Synchrony Card Funding LLC	4.930%, $3,815,000 par, due 7/15/2030	(1)	3,839,176
Take-Two Interactive Software Inc	5.000%, $865,000 par, due 3/28/2026	(1)	867,226
Take-Two Interactive Software Inc	3.550%, $270,000 par, due 4/14/2025	(1)	269,012
Take-Two Interactive Software Inc	4.950%, $1,000,000 par, due 3/28/2028	(1)	999,802
Tesla Auto Lease Trust 2024-A	5.300%, $2,040,000 par, due 6/21/2027	(1)	2,051,877
Tesla Electric Vehicle Trust 2023-1	5.380%, $3,240,000 par, due 6/20/2028	(1)	3,270,945
T-Mobile USA Inc	2.250%, $660,000 par, due 2/15/2026	(1)	641,043
T-Mobile USA Inc	2.625%, $1,310,000 par, due 4/15/2026	(1)	1,276,616
Toronto-Dominion Bank/The	2.800%, $1,500,000 par, due 3/10/2027	(1)	1,438,950
Toronto-Dominion Bank/The	4.980%, $1,560,000 par, due 4/5/2027	(1)	1,565,388
Towd Point Mortgage Trust 2017-5	5.053%, $84,115 par, due 2/25/2057	(1)	87,809
Towd Point Mortgage Trust 2017-6	2.750%, $181,900 par, due 10/25/2057	(1)	177,616
Towd Point Mortgage Trust 2018-1	3.000%, $59,408 par, due 1/25/2058	(1)	58,430
Towd Point Mortgage Trust 2018-2	3.250%, $646,105 par, due 3/25/2058	(1)	634,789
Towd Point Mortgage Trust 2018-3	3.750%, $560,323 par, due 5/25/2058	(1)	545,645
Towd Point Mortgage Trust 2018-6	3.750%, $140,032 par, due 3/25/2058	(1)	138,501
Towd Point Mortgage Trust 2019-HY3	5.453%, $844,752 par, due 10/25/2059	(1)	863,204
Towd Point Mortgage Trust 2021-1	2.250%, $2,862,313 par, due 11/25/2061	(1)	2,632,939
Toyota Auto Loan Extended Note Trust 2021-1	1.070%, $5,835,000 par, due 2/27/2034	(1)	5,611,292
Toyota Auto Loan Extended Note Trust 2022-1	3.820%, $2,105,000 par, due 4/25/2035	(1)	2,068,327
Toyota Auto Receivables 2021-C Owner Trust	0.430%, $20,920 par, due 1/15/2026	(1)	20,852
Toyota Auto Receivables 2024-A Owner Trust	4.830%, $5,440,000 par, due 10/16/2028	(1)	5,467,793
Toyota Auto Receivables 2024-B Owner Trust	5.330%, $2,440,000 par, due 1/16/2029	(1)	2,473,157
Toyota Lease Owner Trust 2023-B	5.660%, $3,640,000 par, due 11/20/2026	(1)	3,672,152
Toyota Lease Owner Trust 2024-A	5.250%, $5,610,000 par, due 4/20/2027	(1)	5,654,470
Toyota Lease Owner Trust 2024-B	4.210%, $3,960,000 par, due 9/20/2027	(1)	3,936,992
Trane Technologies Financing Ltd	3.500%, $1,260,000 par, due 3/21/2026	(1)	1,242,446
Trinity Health	2.734%, $2,000,000 par, due 12/1/2027	(1)	1,912,660
Truist Bank	3.625%, $2,535,000 par, due 9/16/2025	(1)	2,515,027
Truist Bank	3.800%, $1,885,000 par, due 10/30/2026	(1)	1,849,818
Truist Financial Corp	4.260%, $2,040,000 par, due 7/28/2026	(1)	2,031,975
TSMC Arizona Corp	1.750%, $1,695,000 par, due 10/25/2026	(1)	1,606,024
TSMC Global Ltd	0.750%, $1,375,000 par, due 9/28/2025	(1)	1,335,847
UBS Commercial Mortgage Trust 2017-C3	3.167%, $3,675,000 par, due 8/15/2050	(1)	3,567,205
UBS Group AG	4.488%, $1,100,000 par, due 5/12/2026	(1)	1,097,443
UBS Group AG	1.494%, $540,000 par, due 8/10/2027	(1)	510,899
UBS Group AG	6.327%, $940,000 par, due 12/22/2027	(1)	964,668
UDR Inc	2.950%, $1,765,000 par, due 9/1/2026	(1)	1,711,261
Union Electric Co	2.950%, $2,000,000 par, due 6/15/2027	(1)	1,921,760
United States Small Business Administration	5.290%, $150,485 par, due 12/1/2027	(1)	149,934
    26    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
		Description of investment, including
		maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	Cost	Current value
	United States Small Business Administration	5.720%, $53,939 par, due 1/1/2029	(1)	$53,917
	United States Small Business Administration	4.760%, $106,652 par, due 9/1/2025	(1)	106,022
	United States Small Business Administration	1.880%, $4,874 par, due 3/1/2025	(1)	4,859
	United States Small Business Administration	5.510%, $46,874 par, due 11/1/2027	(1)	47,181
	United States Small Business Administration	6.770%, $67,513 par, due 11/1/2028	(1)	69,432
	United States Small Business Administration	5.630%, $208,465 par, due 10/1/2028	(1)	208,392
	United States Treasury Note/Bond	3.875%, $22,705,000 par, due 10/15/2027	(1)	22,463,759
	United States Treasury Note/Bond	4.500%, $56,475,000 par, due 5/15/2027	(1)	56,750,767
	United States Treasury Note/Bond	4.250%, $45,005,000 par, due 3/15/2027	(1)	44,989,158
	United States Treasury Note/Bond	4.500%, $18,915,000 par, due 4/15/2027	(1)	19,008,100
	United States Treasury Note/Bond	4.125%, $6,460,000 par, due 10/31/2026	(1)	6,444,858
	United States Treasury Note/Bond	4.125%, $22,760,000 par, due 11/15/2027	(1)	22,656,874
	United States Treasury Note/Bond	4.000%, $14,460,000 par, due 12/15/2027	(1)	14,347,038
	United States Treasury Note/Bond	4.625%, $36,505,000 par, due 6/15/2027	(1)	36,807,298
	US Bancorp	2.215%, $1,935,000 par, due 1/27/2028	(1)	1,834,475
	US Bancorp	4.548%, $2,240,000 par, due 7/22/2028	(1)	2,221,437
	VCM Lease SA	2.516%, $246,354 par, due 9/28/2027	(1)	237,779
	Ventas Realty LP	2.650%, $570,000 par, due 1/15/2025	(1)	569,089
	Ventas Realty LP	3.500%, $820,000 par, due 2/1/2025	(1)	818,582
	Ventas Realty LP	3.850%, $720,000 par, due 4/1/2027	(1)	703,097
	Verizon Communications Inc	2.100%, $2,400,000 par, due 3/22/2028	(1)	2,207,587
	Verizon Communications Inc	4.125%, $856,000 par, due 3/16/2027	(1)	846,262
	Verizon Master Trust	5.670%, $3,840,000 par, due 11/20/2029	(1)	3,917,480
	Verizon Master Trust	5.000%, $3,545,000 par, due 12/20/2028	(1)	3,563,041
	Verizon Master Trust	5.340%, $3,950,000 par, due 4/22/2030	(1)	4,016,159
	Verizon Master Trust	4.170%, $6,225,000 par, due 8/20/2030	(1)	6,164,468
	Verizon Master Trust	5.160%, $1,765,000 par, due 6/20/2029	(1)	1,781,646
	Verizon Master Trust	4.620%, $1,280,000 par, due 11/20/2030	(1)	1,278,644
	Vermont Std Asst Corp	5.505%, $94,561 par, due 7/28/2034	(1)	94,373
	Vermont Std Asst Corp	5.555%, $77,597 par, due 4/30/2035	(1)	77,270
	Volkswagen Auto Lease Trust 2024-A	5.210%, $3,855,000 par, due 6/21/2027	(1)	3,891,098
	Volkswagen Auto Loan Enhanced Trust 2023-2	5.480%, $6,620,000 par, due 12/20/2028	(1)	6,727,741
	Volkswagen Group of America Finance LLC	3.350%, $895,000 par, due 5/13/2025	(1)	889,857
	Volkswagen Group of America Finance LLC	5.700%, $1,770,000 par, due 9/12/2026	(1)	1,785,312
	Volkswagen Group of America Finance LLC	4.850%, $500,000 par, due 8/15/2027	(1)	494,753
	Warnermedia Holdings Inc	3.638%, $1,085,000 par, due 3/15/2025	(1)	1,081,339
	Warnermedia Holdings Inc	3.755%, $2,345,000 par, due 3/15/2027	(1)	2,259,131
	Washington Aircraft 1 Co DAC	2.637%, $241,006 par, due 9/15/2026	(1)	235,368
	Waste Management Inc	4.500%, $1,990,000 par, due 3/15/2028	(1)	1,977,835
	WEC Energy Group Inc	3.550%, $1,155,000 par, due 6/15/2025	(1)	1,146,925
	WEC Energy Group Inc	1.375%, $900,000 par, due 10/15/2027	(1)	821,563
	WEC Energy Group Inc	5.600%, $622,000 par, due 9/12/2026	(1)	629,919
*	Wells Fargo Commercial Mortgage Trust 2015-C31	3.695%, $1,935,000 par, due 11/15/2048	(1)	1,916,385
*	Wells Fargo Commercial Mortgage Trust 2016-C33	3.162%, $1,495,953 par, due 3/15/2059	(1)	1,475,080
*	Wells Fargo Commercial Mortgage Trust 2016-C35	2.674%, $786,497 par, due 7/15/2048	(1)	766,191
*	Wells Fargo Commercial Mortgage Trust 2016-LC24	2.684%, $911,182 par, due 10/15/2049	(1)	885,022
*	Wells Fargo Commercial Mortgage Trust 2016-NXS6	2.642%, $3,375,000 par, due 11/15/2049	(1)	3,292,076
*	Wells Fargo Commercial Mortgage Trust 2017-C38	3.190%, $2,596,627 par, due 7/15/2050	(1)	2,494,893
*	Wells Fargo Commercial Mortgage Trust 2017-C39	3.157%, $4,610,000 par, due 9/15/2050	(1)	4,387,014
	Welltower OP LLC	4.250%, $1,000,000 par, due 4/15/2028	(1)	978,932
	Welltower OP LLC	4.000%, $100,000 par, due 6/1/2025	(1)	99,631
	Weyerhaeuser Co	4.750%, $2,295,000 par, due 5/15/2026	(1)	2,295,468
	Wheels Fleet Lease Funding 1 LLC	5.800%, $2,854,036 par, due 4/18/2038	(1)	2,871,934
	Wheels Fleet Lease Funding 1 LLC	6.460%, $3,654,828 par, due 8/18/2038	(1)	3,723,367
	Wheels Fleet Lease Funding 1 LLC	5.490%, $4,005,000 par, due 2/18/2039	(1)	4,050,581
	Williams Cos Inc/The	5.400%, $1,795,000 par, due 3/2/2026	(1)	1,807,242
	Williams Cos Inc/The	4.900%, $780,000 par, due 3/15/2029	(1)	774,240
	Windermere Aviation LLC	2.351%, $274,509 par, due 5/27/2026	(1)	268,475
	Wisconsin Power and Light Co	3.050%, $800,000 par, due 10/15/2027	(1)	765,669
	WMRK Commercial Mortgage Trust 2022-WMRK	7.186%, $400,000 par, due 11/15/2027	(1)	403,865
	World Omni Auto Lease Sec Trust 2024	5.260%, $3,135,000 par, due 10/15/2027	(1)	3,170,814
	World Omni Auto Receivables Trust 2023-D	5.790%, $4,800,000 par, due 2/15/2029	(1)	4,884,216
	World Omni Auto Receivables Trust 2024-B	5.270%, $2,735,000 par, due 9/17/2029	(1)	2,769,412
	World Omni Auto Receivables Trust 2024-C	4.430%, $3,730,000 par, due 12/17/2029	(1)	3,716,725
	WRKCo Inc	3.375%, $2,600,000 par, due 9/15/2027	(1)	2,501,309
	WRKCo Inc	3.750%, $1,050,000 par, due 3/15/2025	(1)	1,047,220
    27    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Blackrock Treasury Trust Fund	4.337%, 21,444,611 shares	(1)	$21,444,611
			1,452,217,418
	Accrued income receivable		8,186,588
	Receivable for investment payments due		885,974
	Payable for securities purchased on a forward commitment basis		(12,800,308)
	Variation margin payable		(2,328)
	Deposit with Broker		178,800
			1,448,666,144

American General Life Ins. Co.	3.18%	(1)	—
Massachusetts Mutual Life Ins. Co.	3.25%	(1)	—
Metropolitan Tower Life Ins. Co.	3.18%	(1)	—
Nationwide Life Ins. Co.	3.30%	(1)	—
Pacific Life Ins. Co.	3.33%	(1)	—
Prudential Ins. Co. of America	3.36%	(1)	—
Royal Bank of Canada	3.13%	(1)	—
State Street Bank and Trust Co.	3.29%	(1)	—
Transamerica Life Ins. Co.	3.29%	(1)	—
Voya Ret. Ins. and Annuity Co.	3.20%	(1)	—
Access Group Inc 2013-1	5.183%, $121,461 par, due 2/25/2036	(1)	121,027
Advocate Health & Hospitals Corp	2.211%, $1,555,000 par, due 6/15/2030	(1)	1,353,912
Agilent Technologies Inc	2.750%, $1,020,000 par, due 9/15/2029	(1)	926,530
Agilent Technologies Inc	2.100%, $650,000 par, due 6/4/2030	(1)	559,680
Agree LP	2.900%, $1,570,000 par, due 10/1/2030	(1)	1,391,062
Alabama Federal Aid Highway Finance Authority	2.256%, $1,520,000 par, due 9/1/2033	(1)	1,237,584
Albemarle Corp	4.650%, $420,000 par, due 6/1/2027	(1)	416,448
Albemarle Corp	5.050%, $640,000 par, due 6/1/2032	(1)	609,160
Alexandria Real Estate Equities Inc	4.300%, $285,000 par, due 1/15/2026	(1)	283,563
Ameren Missouri Securitization Funding I LLC	4.850%, $1,485,000 par, due 10/1/2039	(1)	1,453,162
American Express Co	5.282%, $370,000 par, due 7/27/2029	(1)	374,128
American Express Co	5.532%, $1,390,000 par, due 4/25/2030	(1)	1,415,840
American Honda Finance Corp	4.900%, $880,000 par, due 3/13/2029	(1)	876,924
American Honda Finance Corp	4.400%, $850,000 par, due 9/5/2029	(1)	826,426
AMEX Credit Account Master Trust 2023-1	4.870%, $2,745,000 par, due 5/15/2028	(1)	2,759,472
Amgen Inc	5.150%, $1,130,000 par, due 3/2/2028	(1)	1,138,131
Amphenol Corp	5.050%, $535,000 par, due 4/5/2029	(1)	538,328
Anglo American Capital PLC	2.250%, $340,000 par, due 3/17/2028	(1)	310,969
Anglo American Capital PLC	4.875%, $1,240,000 par, due 5/14/2025	(1)	1,238,583
Aon Corp	3.750%, $730,000 par, due 5/2/2029	(1)	693,128
Aon Corp / Aon Global Holdings PLC	5.150%, $640,000 par, due 3/1/2029	(1)	642,053
Ascension Health	2.532%, $3,000,000 par, due 11/15/2029	(1)	2,695,734
Astrazeneca Finance LLC	4.850%, $850,000 par, due 2/26/2029	(1)	851,761
AT&T Inc	4.500%, $870,000 par, due 5/15/2035	(1)	804,747
AT&T Inc	2.250%, $2,730,000 par, due 2/1/2032	(1)	2,257,890
AT&T Inc	1.700%, $2,140,000 par, due 3/25/2026	(1)	2,062,755
AUTOZONE INC	5.100%, $1,020,000 par, due 7/15/2029	(1)	1,025,831
BA Credit Card Trust	4.790%, $2,035,000 par, due 5/15/2028	(1)	2,043,901
BAE Systems Holdings Inc	3.850%, $1,200,000 par, due 12/15/2025	(1)	1,188,905
BAE Systems PLC	3.400%, $2,000,000 par, due 4/15/2030	(1)	1,844,540
BAE Systems PLC	5.125%, $500,000 par, due 3/26/2029	(1)	501,025
BANK 2017-BNK5	3.390%, $2,230,000 par, due 6/15/2060	(1)	2,145,351
BANK 2017-BNK6	3.518%, $1,800,000 par, due 7/15/2060	(1)	1,735,247
BANK 2017-BNK8	3.229%, $1,486,046 par, due 11/15/2050	(1)	1,427,493
BANK 2018-BNK11	3.784%, $3,527,368 par, due 3/15/2061	(1)	3,396,069
Bank of America Commercial Mtg Trust 2017-BNK3	3.311%, $2,078,080 par, due 2/15/2050	(1)	2,017,768
Bank of America Corp	1.319%, $2,020,000 par, due 6/19/2026	(1)	1,986,989
Bank of America Corp	4.571%, $1,490,000 par, due 4/27/2033	(1)	1,416,729
Bank of America Corp	1.734%, $3,220,000 par, due 7/22/2027	(1)	3,069,987
Bank of America Corp	4.271%, $2,180,000 par, due 7/23/2029	(1)	2,124,233
Bank of America Corp	2.551%, $1,200,000 par, due 2/4/2028	(1)	1,144,223
Bank of Montreal	5.717%, $500,000 par, due 9/25/2028	(1)	512,658
Bank of Montreal	4.640%, $1,120,000 par, due 9/10/2030	(1)	1,098,492
Bank of New York Mellon Corp	4.543%, $2,080,000 par, due 2/1/2029	(1)	2,063,984
Bank of New York Mellon Corp	4.975%, $565,000 par, due 3/14/2030	(1)	565,716
Bank of New York Mellon Corp	4.596%, $940,000 par, due 7/26/2030	(1)	928,753
Bank of Nova Scotia/The	4.404%, $910,000 par, due 9/8/2028	(1)	900,695
    28    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Bank of Nova Scotia/The	4.850%, $340,000 par, due 2/1/2030	(1)	$337,520
Bank of Nova Scotia/The	5.250%, $1,400,000 par, due 6/12/2028	(1)	1,414,648
Baxter International Inc	3.950%, $385,000 par, due 4/1/2030	(1)	363,780
Baxter International Inc	1.915%, $2,120,000 par, due 2/1/2027	(1)	1,998,145
Bayer US Finance II LLC	4.375%, $1,200,000 par, due 12/15/2028	(1)	1,153,904
Bayer US Finance II LLC	4.250%, $790,000 par, due 12/15/2025	(1)	784,685
BBCMS Mortgage Trust 2018-C2	4.047%, $1,735,000 par, due 12/15/2051	(1)	1,678,196
BBCMS Mortgage Trust 2018-C2	4.314%, $2,040,000 par, due 12/15/2051	(1)	1,986,046
Becton Dickinson & Co	4.693%, $680,000 par, due 2/13/2028	(1)	676,697
Becton Dickinson & Co	4.298%, $100,000 par, due 8/22/2032	(1)	94,141
Becton Dickinson & Co	2.823%, $640,000 par, due 5/20/2030	(1)	573,171
Benchmark 2018-B8 Mortgage Trust	4.232%, $1,896,000 par, due 1/15/2052	(1)	1,814,902
BFLD Commercial Mortgage Trust 2024-UNIV	5.890%, $1,605,000 par, due 11/15/2041	(1)	1,605,000
Black Hills Corp	3.150%, $1,544,000 par, due 1/15/2027	(1)	1,490,059
BMP 2024-MF23	5.769%, $1,785,000 par, due 6/15/2041	(1)	1,791,635
BMW US Capital LLC	4.650%, $690,000 par, due 8/13/2029	(1)	677,189
BMW US Capital LLC	3.950%, $1,200,000 par, due 8/14/2028	(1)	1,157,875
BNP Paribas SA	4.400%, $1,510,000 par, due 8/14/2028	(1)	1,467,226
BNP Paribas SA	2.591%, $700,000 par, due 1/20/2028	(1)	665,274
BNP Paribas SA	5.176%, $210,000 par, due 1/9/2030	(1)	209,293
BNP Paribas Sec Corp	1.675%, $810,000 par, due 6/30/2027	(1)	771,318
BOCA Commercial Mortgage Trust 2024-BOCA	6.318%, $1,600,000 par, due 8/15/2041	(1)	1,606,995
Boeing Co/The	2.700%, $1,420,000 par, due 2/1/2027	(1)	1,353,452
Boeing Co/The	2.196%, $140,000 par, due 2/4/2026	(1)	135,764
Boeing Co/The	5.040%, $130,000 par, due 5/1/2027	(1)	130,312
Boeing Co/The	5.150%, $1,780,000 par, due 5/1/2030	(1)	1,754,368
BP Capital Markets America Inc	4.699%, $940,000 par, due 4/10/2029	(1)	935,154
BP Capital Markets America Inc	2.721%, $770,000 par, due 1/12/2032	(1)	658,923
BP Capital Markets America Inc	4.893%, $1,440,000 par, due 9/11/2033	(1)	1,393,318
BPCE SA	4.750%, $1,600,000 par, due 7/19/2027	(1)	1,592,413
BPR Trust 2022-OANA	6.295%, $3,350,000 par, due 4/15/2037	(1)	3,362,563
Brazos Education Loan Authority	5.153%, $1,535,883 par, due 1/25/2072	(1)	1,528,260
Brazos Education Loan Authority Inc	5.033%, $2,783,737 par, due 11/25/2071	(1)	2,762,984
Broadcom Inc	4.350%, $920,000 par, due 2/15/2030	(1)	895,170
BX Commercial Mortgage Trust 2021-VOLT	5.212%, $3,630,000 par, due 9/15/2036	(1)	3,623,194
BX Commercial Mortgage Trust 2024-GPA2	5.939%, $1,950,000 par, due 11/15/2041	(1)	1,957,923
BX Commercial Mortgage Trust 2024-GPA3	5.800%, $830,000 par, due 12/15/2039	(1)	830,255
BX Commercial Mortgage Trust 2024-XL5	5.789%, $1,895,218 par, due 3/15/2041	(1)	1,902,919
BX Trust 2021-BXMF	5.147%, $1,228,199 par, due 10/15/2026	(1)	1,222,826
BX Trust 2021-RISE	5.259%, $1,462,419 par, due 11/15/2036	(1)	1,456,021
BX Trust 2022-IND	5.888%, $3,022,131 par, due 4/15/2037	(1)	3,025,909
BX Trust 2024-MDHS	6.038%, $1,055,594 par, due 5/15/2041	(1)	1,060,543
BX Trust 2024-VLT4	5.889%, $860,000 par, due 7/15/2029	(1)	863,494
Campbell Union High School District	2.312%, $1,430,000 par, due 8/1/2035	(1)	1,112,640
Canadian Natural Resources Ltd	3.850%, $730,000 par, due 6/1/2027	(1)	714,464
Canadian Natural Resources Ltd	5.000%, $700,000 par, due 12/15/2029	(1)	692,765
Canadian Pacific Railway Co	1.750%, $1,090,000 par, due 12/2/2026	(1)	1,032,053
Canadian Pacific Railway Co	4.000%, $960,000 par, due 6/1/2028	(1)	934,662
Capital One Financial Corp	3.273%, $740,000 par, due 3/1/2030	(1)	684,193
Capital One Financial Corp	5.268%, $790,000 par, due 5/10/2033	(1)	769,451
Capital One Financial Corp	1.878%, $1,595,000 par, due 11/2/2027	(1)	1,506,915
Capital One NA	2.280%, $930,000 par, due 1/28/2026	(1)	927,901
Cargill Inc	2.125%, $700,000 par, due 11/10/2031	(1)	578,594
CD 2017-CD5 Mortgage Trust	3.171%, $3,510,000 par, due 8/15/2050	(1)	3,354,307
Cedars-Sinai Health System	2.288%, $2,500,000 par, due 8/15/2031	(1)	2,101,795
CenterPoint Energy Houston Electric LLC	4.450%, $1,580,000 par, due 10/1/2032	(1)	1,503,884
CenterPoint Energy Houston Electric LLC	5.200%, $1,130,000 par, due 10/1/2028	(1)	1,143,768
CenterPoint Energy Houston Electric LLC	5.150%, $840,000 par, due 3/1/2034	(1)	830,562
CGMS Commercial Mortgage Trust 2017-B1	3.458%, $4,219,746 par, due 8/15/2050	(1)	4,044,572
Charles Schwab Corp	5.643%, $1,160,000 par, due 5/19/2029	(1)	1,183,579
Charter Communications Operating LLC	4.400%, $1,100,000 par, due 4/1/2033	(1)	982,969
Cherokee County Board of Education	5.626%, $1,000,000 par, due 8/1/2028	(1)	1,020,420
Children's Hospital Medical Center/Cincinnati OH	2.853%, $1,775,000 par, due 11/15/2026	(1)	1,709,077
CHRISTUS Health	4.341%, $1,500,000 par, due 7/1/2028	(1)	1,468,401
Citigroup Commercial Mortgage Trust 2018-B2	4.009%, $2,710,000 par, due 3/10/2051	(1)	2,629,892
Citigroup Inc	3.668%, $880,000 par, due 7/24/2028	(1)	852,391
    29    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Citigroup Inc	3.520%, $500,000 par, due 10/27/2028	(1)	$481,179
Citigroup Inc	4.542%, $400,000 par, due 9/19/2030	(1)	388,749
Citigroup Inc	4.910%, $1,580,000 par, due 5/24/2033	(1)	1,528,152
Citigroup Inc	2.572%, $2,050,000 par, due 6/3/2031	(1)	1,787,411
Citigroup Inc	3.070%, $4,220,000 par, due 2/24/2028	(1)	4,057,787
Citizens Bank NA/Providence RI	3.750%, $260,000 par, due 2/18/2026	(1)	256,704
Citizens Bank NA/Providence RI	4.575%, $1,870,000 par, due 8/9/2028	(1)	1,852,764
City & County of Honolulu HI	3.753%, $425,000 par, due 9/1/2030	(1)	405,837
City of Atlanta GA	2.288%, $2,445,000 par, due 12/1/2033	(1)	1,987,638
City of Chandler AZ Excise Tax Revenue	2.007%, $1,840,000 par, due 7/1/2030	(1)	1,598,224
City of Chicago IL	6.050%, $95,000 par, due 1/1/2029	(1)	95,737
City of Seattle WA Drainage & Wastewater Revenue	5.550%, $1,750,000 par, due 11/1/2039	(1)	1,741,408
City of Worcester MA	6.250%, $640,000 par, due 1/1/2028	(1)	656,019
CLEVELAND CLINIC HEALTH SYSTEM	2.885%, $3,475,000 par, due 1/1/2032	(1)	3,064,047
Clovis Unified School District	2.228%, $2,620,000 par, due 8/1/2030	(1)	2,306,543
CNH Industrial Capital LLC	5.100%, $210,000 par, due 4/20/2029	(1)	210,029
CNH Industrial NV	3.850%, $2,400,000 par, due 11/15/2027	(1)	2,344,001
Coast Community College District	2.788%, $3,610,000 par, due 8/1/2033	(1)	3,074,348
Comcast Corp	3.400%, $750,000 par, due 4/1/2030	(1)	697,241
Commonwealth Edison Co	3.700%, $2,254,000 par, due 8/15/2028	(1)	2,175,184
Commonwealth of Massachusetts	3.769%, $750,000 par, due 7/15/2029	(1)	726,398
Commonwealth of Massachusetts	1.520%, $95,000 par, due 11/1/2030	(1)	79,689
Connecticut Light and Power Co/The	4.650%, $1,620,000 par, due 1/1/2029	(1)	1,611,937
Connecticut Light and Power Co/The	4.950%, $110,000 par, due 8/15/2034	(1)	107,289
ConocoPhillips Co	4.700%, $1,160,000 par, due 1/15/2030	(1)	1,147,930
Consumers Energy Co	3.800%, $1,600,000 par, due 11/15/2028	(1)	1,543,133
Consumers Energy Co	4.900%, $1,320,000 par, due 2/15/2029	(1)	1,323,486
Cooperatieve Rabobank UA	3.649%, $590,000 par, due 4/6/2028	(1)	572,413
Cooperatieve Rabobank UA	5.564%, $850,000 par, due 2/28/2029	(1)	861,229
Cooperative Rabobank UA	1.980%, $3,080,000 par, due 12/15/2027	(1)	2,917,487
Corebridge Global Funding	5.900%, $880,000 par, due 9/19/2028	(1)	904,690
Coterra Energy Inc	3.900%, $640,000 par, due 5/15/2027	(1)	625,699
Coterra Energy Inc	4.375%, $600,000 par, due 3/15/2029	(1)	580,190
County of Bexar TX	2.171%, $2,090,000 par, due 6/15/2032	(1)	1,747,052
County of Lee FL Water & Sewer Revenue	2.416%, $2,140,000 par, due 10/1/2028	(1)	1,969,677
County of Spokane WA	2.828%, $875,000 par, due 12/1/2032	(1)	763,070
County of Spokane WA	2.728%, $950,000 par, due 12/1/2031	(1)	837,720
CRH America Inc	3.875%, $740,000 par, due 5/18/2025	(1)	736,058
CRH SMW Finance DAC	5.200%, $1,150,000 par, due 5/21/2029	(1)	1,158,021
CSAIL 2018-C14 Commercial Mortgage Trust	4.422%, $1,850,000 par, due 11/15/2051	(1)	1,787,070
CubeSmart LP	2.250%, $1,510,000 par, due 12/15/2028	(1)	1,357,913
CVS Health Corp	3.000%, $400,000 par, due 8/15/2026	(1)	387,455
CVS Health Corp	1.300%, $2,530,000 par, due 8/21/2027	(1)	2,292,724
CVS Health Corp	4.300%, $421,000 par, due 3/25/2028	(1)	407,842
CVS Health Corp	5.125%, $1,860,000 par, due 2/21/2030	(1)	1,821,055
Daimler Truck Finance North America LLC	2.000%, $2,000,000 par, due 12/14/2026	(1)	1,894,934
Daimler Truck Finance North America LLC	3.650%, $820,000 par, due 4/7/2027	(1)	797,741
Daimler Truck Finance North America LLC	5.400%, $750,000 par, due 9/20/2028	(1)	759,614
DC Commercial Mortgage Trust 2023-DC	6.314%, $2,095,000 par, due 9/12/2040	(1)	2,147,748
Denver City & County School District No 1	3.587%, $1,255,000 par, due 12/1/2032	(1)	1,148,651
Digital Realty Trust LP	4.450%, $1,120,000 par, due 7/15/2028	(1)	1,099,968
Digital Realty Trust LP	5.550%, $640,000 par, due 1/15/2028	(1)	650,510
DLLMT 2023-1 LLC	5.340%, $1,605,000 par, due 3/22/2027	(1)	1,614,558
Dominion Energy South Carolina Inc	2.300%, $930,000 par, due 12/1/2031	(1)	779,052
DTE Electric Co	2.250%, $220,000 par, due 3/1/2030	(1)	193,961
DTE Electric Co	2.625%, $950,000 par, due 3/1/2031	(1)	831,389
DTE Electric Co	3.000%, $1,520,000 par, due 3/1/2032	(1)	1,335,247
Duke Energy Carolinas LLC	2.550%, $1,230,000 par, due 4/15/2031	(1)	1,066,016
Duke Energy Carolinas LLC	2.850%, $580,000 par, due 3/15/2032	(1)	501,890
Duke Energy Florida LLC	2.400%, $730,000 par, due 12/15/2031	(1)	616,412
Duke Energy Progress LLC	3.700%, $730,000 par, due 9/1/2028	(1)	703,117
Duke Energy Progress LLC	3.450%, $350,000 par, due 3/15/2029	(1)	331,638
Duke Energy Progress LLC	2.000%, $2,020,000 par, due 8/15/2031	(1)	1,672,039
Duke University Health System Inc	2.552%, $2,674,000 par, due 6/1/2029	(1)	2,392,524
East Ohio Gas Co/The	1.300%, $617,000 par, due 6/15/2025	(1)	606,405
ECMC Group Student Loan Trust 2021-1	5.253%, $1,399,610 par, due 11/25/2070	(1)	1,384,988
    30    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Enbridge Inc	5.300%, $445,000 par, due 4/5/2029	(1)	$449,596
Enbridge Inc	3.125%, $190,000 par, due 11/15/2029	(1)	173,940
Energy Transfer LP	6.100%, $1,230,000 par, due 12/1/2028	(1)	1,277,564
Entergy Arkansas LLC	4.000%, $1,300,000 par, due 6/1/2028	(1)	1,267,998
Entergy Mississippi LLC	2.850%, $350,000 par, due 6/1/2028	(1)	328,377
Enterprise Fleet Financing 2023-2 LLC	5.560%, $964,199 par, due 4/22/2030	(1)	972,512
Enterprise Products Operating LLC	2.800%, $880,000 par, due 1/31/2030	(1)	795,756
Equifax Inc	4.800%, $130,000 par, due 9/15/2029	(1)	128,355
Equifax Inc	5.100%, $500,000 par, due 12/15/2027	(1)	502,672
Equifax Inc	5.100%, $1,030,000 par, due 6/1/2028	(1)	1,033,825
Equifax Inc	2.350%, $690,000 par, due 9/15/2031	(1)	577,274
ERP Operating LP	4.150%, $1,240,000 par, due 12/1/2028	(1)	1,211,701
Ethiopian Leasing 2012 LLC	2.646%, $285,038 par, due 5/12/2026	(1)	281,274
Ethiopian Leasing 2012 LLC	2.566%, $204,216 par, due 8/14/2026	(1)	199,314
Evergy Metro Inc	2.250%, $1,080,000 par, due 6/1/2030	(1)	935,986
Evergy Metro Inc	4.950%, $1,060,000 par, due 4/15/2033	(1)	1,034,183
Evergy Missouri West Inc	5.150%, $420,000 par, due 12/15/2027	(1)	421,473
Exelon Corp	5.150%, $630,000 par, due 3/15/2028	(1)	633,710
Experian Finance PLC	4.250%, $1,300,000 par, due 2/1/2029	(1)	1,262,781
Extra Space Storage LP	3.900%, $350,000 par, due 4/1/2029	(1)	334,726
Extra Space Storage LP	4.000%, $871,000 par, due 6/15/2029	(1)	833,452
Fannie Mae Grantor Trust 2002-T16	7.000%, $37,148 par, due 7/25/2042	(1)	38,532
Fannie Mae Grantor Trust 2002-T18	7.000%, $18,499 par, due 8/25/2042	(1)	19,395
Fannie Mae Grantor Trust 2004-T3	6.000%, $98,884 par, due 2/25/2044	(1)	98,118
Fannie Mae Pool	6.000%, $25,143 par, due 9/1/2038	(1)	25,286
Fannie Mae Pool	4.500%, $813,901 par, due 11/1/2048	(1)	776,194
Fannie Mae Pool	2.840%, $2,699,056 par, due 1/1/2027	(1)	2,609,971
Fannie Mae Pool	3.000%, $174,729 par, due 2/1/2031	(1)	168,029
Fannie Mae Pool	4.500%, $1,534,354 par, due 9/1/2052	(1)	1,450,713
Fannie Mae Pool	5.000%, $8,208,027 par, due 10/1/2052	(1)	7,979,762
Fannie Mae Pool	4.500%, $14,238,065 par, due 10/1/2052	(1)	13,512,650
Fannie Mae Pool	5.500%, $6,097,025 par, due 10/1/2052	(1)	6,087,739
Fannie Mae Pool	2.500%, $5,838,307 par, due 1/1/2052	(1)	4,818,080
Fannie Mae Pool	3.000%, $681,501 par, due 1/1/2035	(1)	639,999
Fannie Mae Pool	3.000%, $529,069 par, due 1/1/2035	(1)	496,864
Fannie Mae Pool	3.000%, $369,977 par, due 1/1/2035	(1)	345,894
Fannie Mae Pool	2.500%, $1,217,394 par, due 12/1/2034	(1)	1,115,958
Fannie Mae Pool	2.500%, $459,035 par, due 9/1/2034	(1)	420,791
Fannie Mae Pool	2.500%, $949,085 par, due 10/1/2034	(1)	869,995
Fannie Mae Pool	2.500%, $764,115 par, due 10/1/2034	(1)	700,444
Fannie Mae Pool	1.390%, $1,240,000 par, due 11/1/2028	(1)	1,097,069
Fannie Mae Pool	1.390%, $2,050,000 par, due 11/1/2028	(1)	1,813,703
Fannie Mae Pool	1.980%, $5,181,549 par, due 6/1/2030	(1)	4,528,886
Fannie Mae Pool	2.590%, $4,438,000 par, due 3/1/2029	(1)	4,075,029
Fannie Mae Pool	2.270%, $2,190,000 par, due 4/1/2029	(1)	1,990,443
Fannie Mae Pool	2.590%, $5,010,000 par, due 12/1/2030	(1)	4,428,660
Fannie Mae Pool	2.885%, $3,590,000 par, due 5/1/2029	(1)	3,339,540
Fannie Mae Pool	1.990%, $6,081,519 par, due 2/1/2029	(1)	5,501,591
Fannie Mae Pool	4.000%, $16,743,953 par, due 6/1/2052	(1)	15,447,837
Fannie Mae Pool	3.500%, $24,944,000 par, due 10/1/2029	(1)	23,543,195
Fannie Mae Pool	4.210%, $6,580,000 par, due 2/1/2028	(1)	6,490,565
Fannie Mae Pool	3.500%, $1,050,997 par, due 11/1/2046	(1)	971,779
Fannie Mae Pool	2.500%, $311,609 par, due 6/1/2031	(1)	294,679
Fannie Mae Pool	2.500%, $277,849 par, due 6/1/2031	(1)	262,779
Fannie Mae Pool	2.500%, $323,332 par, due 6/1/2031	(1)	305,997
Fannie Mae Pool	2.500%, $350,234 par, due 6/1/2031	(1)	330,980
Fannie Mae Pool	7.037%, $58,314 par, due 7/1/2035	(1)	58,916
Fannie Mae Pool	5.500%, $45,213 par, due 4/1/2036	(1)	45,734
Fannie Mae Pool	7.391%, $9,808 par, due 5/1/2036	(1)	9,954
Fannie Mae Pool	7.108%, $63,076 par, due 3/1/2034	(1)	64,203
Fannie Mae Pool	6.128%, $14,225 par, due 4/1/2044	(1)	14,294
Fannie Mae Pool	7.252%, $34,530 par, due 8/1/2034	(1)	34,989
Fannie Mae Pool	7.105%, $17,668 par, due 1/1/2035	(1)	17,890
Fannie Mae Pool	7.315%, $11,251 par, due 7/1/2035	(1)	11,408
Fannie Mae Pool	7.315%, $24,639 par, due 7/1/2035	(1)	25,103
Fannie Mae Pool	6.950%, $9,362 par, due 1/1/2037	(1)	9,492
    31    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Fannie Mae Pool	6.491%, $7,406 par, due 4/1/2037	(1)	$7,403
Fannie Mae Pool	4.500%, $2,484,113 par, due 6/1/2056	(1)	2,358,216
Fannie Mae Pool	4.500%, $1,445,920 par, due 6/1/2056	(1)	1,372,641
Fannie Mae Pool	4.500%, $1,008,729 par, due 6/1/2056	(1)	957,608
Fannie Mae Pool	4.000%, $2,007,231 par, due 4/1/2041	(1)	1,905,751
Fannie Mae Pool	3.800%, $2,800,000 par, due 10/1/2029	(1)	2,685,696
Fannie Mae Pool	4.080%, $1,430,000 par, due 10/1/2029	(1)	1,387,653
Fannie Mae Pool	4.000%, $3,943,270 par, due 8/1/2051	(1)	3,645,837
Fannie Mae Pool	3.860%, $2,080,000 par, due 12/1/2031	(1)	1,961,923
Fannie Mae Pool	4.360%, $630,000 par, due 1/1/2030	(1)	618,718
Fannie Mae Pool	4.255%, $220,000 par, due 1/1/2030	(1)	215,022
Fannie Mae Pool	4.400%, $2,345,000 par, due 1/1/2032	(1)	2,279,042
Fannie Mae Pool	4.350%, $2,630,000 par, due 12/1/2029	(1)	2,581,718
Fannie Mae Pool	4.320%, $1,420,000 par, due 1/1/2030	(1)	1,392,017
Fannie Mae Pool	4.300%, $260,000 par, due 1/1/2030	(1)	254,643
Fannie Mae Pool	4.325%, $2,140,000 par, due 1/1/2030	(1)	2,098,311
Fannie Mae Pool	4.500%, $2,105,317 par, due 1/1/2051	(1)	1,983,104
Fannie Mae Pool	4.671%, $77,742 par, due 5/1/2036	(1)	76,997
Fannie Mae Pool	3.459%, $170,329 par, due 11/1/2048	(1)	171,333
Fannie Mae Pool	5.000%, $153,065 par, due 11/1/2033	(1)	152,130
Fannie Mae Pool	5.000%, $216,570 par, due 10/1/2035	(1)	214,804
Fannie Mae Pool	5.000%, $333,072 par, due 6/1/2035	(1)	330,237
Fannie Mae Pool	5.000%, $701,288 par, due 3/1/2036	(1)	698,155
Fannie Mae Pool	3.000%, $496,205 par, due 3/1/2033	(1)	466,030
Fannie Mae Pool	3.000%, $1,006,479 par, due 12/1/2049	(1)	867,231
Fannie Mae Pool	4.000%, $1,443,668 par, due 7/1/2056	(1)	1,322,999
Fannie Mae Pool	3.000%, $347,874 par, due 7/1/2032	(1)	328,158
Fannie Mae Pool	4.000%, $1,164,969 par, due 6/1/2056	(1)	1,067,585
Fannie Mae Pool	4.000%, $2,160,317 par, due 7/1/2056	(1)	1,979,753
Fannie Mae Pool	4.570%, $4,630,000 par, due 5/1/2031	(1)	4,541,900
Fannie Mae Pool	4.000%, $264,226 par, due 1/1/2041	(1)	250,866
Fannie Mae Pool	4.000%, $1,364,848 par, due 11/1/2040	(1)	1,295,830
Fannie Mae Pool	7.046%, $143,002 par, due 4/1/2036	(1)	141,932
Fannie Mae Pool	3.500%, $356,325 par, due 4/1/2046	(1)	320,850
Fannie Mae Pool	3.000%, $340,347 par, due 5/1/2031	(1)	326,679
Fannie Mae Pool	6.242%, $24,390 par, due 3/1/2042	(1)	25,004
Fannie Mae Pool	4.000%, $505,877 par, due 11/1/2045	(1)	474,624
Fannie Mae Pool	6.086%, $30,744 par, due 1/1/2041	(1)	31,814
Fannie Mae Pool	5.000%, $100,949 par, due 9/1/2033	(1)	100,356
Fannie Mae Pool	3.500%, $78,842 par, due 8/1/2032	(1)	75,019
Fannie Mae Pool	5.500%, $304,794 par, due 4/1/2033	(1)	306,379
Fannie Mae Pool	6.105%, $30,707 par, due 11/1/2041	(1)	30,894
Fannie Mae Pool	6.074%, $150,721 par, due 3/1/2044	(1)	154,567
Fannie Mae Pool	6.128%, $59,987 par, due 3/1/2044	(1)	61,478
Fannie Mae Pool	7.191%, $132,990 par, due 5/1/2044	(1)	136,802
Fannie Mae REMIC Trust 2005-W1	6.500%, $75,600 par, due 10/25/2044	(1)	77,246
Fannie Mae REMICS	5.500%, $103,754 par, due 4/25/2035	(1)	106,047
Fannie Mae Trust 2003-W6	6.500%, $39,943 par, due 9/25/2042	(1)	40,381
Fannie Mae Trust 2003-W8	7.000%, $6,515 par, due 10/25/2042	(1)	6,613
Fannie Mae Trust 2004-W2	7.000%, $30,015 par, due 2/25/2044	(1)	30,933
Federal Realty OP LP	5.375%, $1,100,000 par, due 5/1/2028	(1)	1,110,787
FedEx Corp	3.100%, $910,000 par, due 8/5/2029	(1)	843,470
Fifth Third Bancorp	4.337%, $180,000 par, due 4/25/2033	(1)	167,249
Fifth Third Bancorp	4.055%, $630,000 par, due 4/25/2028	(1)	616,442
Fifth Third Bancorp	4.772%, $1,290,000 par, due 7/28/2030	(1)	1,264,261
Fifth Third Bancorp	5.631%, $350,000 par, due 1/29/2032	(1)	353,866
FirstEnergy Pennsylvania Electric Co	5.200%, $670,000 par, due 4/1/2028	(1)	673,134
FirstEnergy Transmission LLC	2.866%, $480,000 par, due 9/15/2028	(1)	444,586
Fiserv Inc	5.375%, $1,820,000 par, due 8/21/2028	(1)	1,844,941
Fiserv Inc	5.450%, $630,000 par, due 3/2/2028	(1)	639,950
Florida Gas Transmission Co LLC	2.300%, $895,000 par, due 10/1/2031	(1)	732,401
Florida Gas Transmission Co LLC	4.350%, $1,780,000 par, due 7/15/2025	(1)	1,772,652
FMC Corp	3.450%, $670,000 par, due 10/1/2029	(1)	613,691
FN 4.28 MultiFam FWD FEB 2025	4.280%, $2,040,000 par, due 2/1/2029	(1)	1,994,671
FN 4.34 MultiFam FWD JAN 2025	4.340%, $1,090,000 par, due 1/1/2030	(1)	1,070,522
FN 4.40 MultiFam FWD JAN 2025	4.400%, $2,305,000 par, due 1/1/2030	(1)	2,256,987
    32    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
FN 4.62 MultiFam FWD JAN 2025	4.620%, $4,880,000 par, due 1/1/2031	(1)	$4,820,527
Ford Credit Auto Owner Trust 2021-REV1	1.370%, $3,705,000 par, due 10/17/2033	(1)	3,558,582
Ford Credit Auto Owner Trust 2022-REV1	3.880%, $3,075,000 par, due 11/15/2034	(1)	3,019,453
Ford Credit Auto Owner Trust 2023-B	5.230%, $1,980,000 par, due 5/15/2028	(1)	1,997,184
Ford Motor Credit Co LLC	5.303%, $680,000 par, due 9/6/2029	(1)	666,263
Freddie Mac Gold Pool	4.000%, $636,662 par, due 4/1/2046	(1)	593,234
Freddie Mac Gold Pool	4.000%, $519,613 par, due 1/1/2047	(1)	485,062
Freddie Mac Gold Pool	4.000%, $13,685 par, due 2/1/2026	(1)	13,609
Freddie Mac Gold Pool	3.000%, $180,397 par, due 8/1/2027	(1)	177,294
Freddie Mac Gold Pool	3.500%, $67,340 par, due 2/1/2043	(1)	61,078
Freddie Mac Gold Pool	6.000%, $72,950 par, due 8/1/2038	(1)	75,682
Freddie Mac Gold Pool	6.000%, $21,898 par, due 9/1/2038	(1)	22,673
Freddie Mac Gold Pool	6.000%, $118,458 par, due 8/1/2038	(1)	122,944
Freddie Mac Gold Pool	3.000%, $1,034,767 par, due 1/1/2043	(1)	913,031
Freddie Mac Gold Pool	3.500%, $12,073 par, due 12/1/2025	(1)	11,988
Freddie Mac Non Gold Pool	7.390%, $71,714 par, due 8/1/2047	(1)	73,832
Freddie Mac Non Gold Pool	7.101%, $383,309 par, due 10/1/2047	(1)	393,371
Freddie Mac Non Gold Pool	6.753%, $18,359 par, due 11/1/2040	(1)	18,732
Freddie Mac Non Gold Pool	7.492%, $101,974 par, due 7/1/2047	(1)	105,003
Freddie Mac Non Gold Pool	7.348%, $142,839 par, due 8/1/2044	(1)	146,933
Freddie Mac Non Gold Pool	6.168%, $8,293 par, due 2/1/2042	(1)	8,371
Freddie Mac Non Gold Pool	6.456%, $33,007 par, due 12/1/2036	(1)	33,258
Freddie Mac Non Gold Pool	5.935%, $117,870 par, due 1/1/2044	(1)	120,835
Freddie Mac Non Gold Pool	2.491%, $6,365,079 par, due 5/1/2052	(1)	5,870,526
Freddie Mac Pool	3.000%, $2,572,039 par, due 11/1/2049	(1)	2,217,524
Freddie Mac Pool	3.000%, $2,576,446 par, due 12/1/2049	(1)	2,219,706
Freddie Mac Pool	3.000%, $2,577,600 par, due 1/1/2050	(1)	2,220,989
Freddie Mac Pool	4.000%, $3,746,739 par, due 8/1/2052	(1)	3,441,473
Freddie Mac Pool	4.000%, $3,519,597 par, due 8/1/2052	(1)	3,248,989
Freddie Mac Pool	2.000%, $4,157,858 par, due 11/1/2050	(1)	3,273,557
Freddie Mac Pool	3.500%, $71,026 par, due 8/1/2049	(1)	63,716
Freddie Mac Pool	2.500%, $4,563,862 par, due 12/1/2034	(1)	4,188,074
Freddie Mac Pool	2.500%, $1,047,348 par, due 1/1/2035	(1)	961,231
Freddie Mac Pool	2.500%, $3,244,521 par, due 1/1/2035	(1)	2,977,740
Freddie Mac Pool	3.000%, $279,272 par, due 1/1/2035	(1)	262,271
Freddie Mac Pool	3.000%, $401,076 par, due 1/1/2035	(1)	376,654
Freddie Mac Pool	3.000%, $270,439 par, due 1/1/2035	(1)	252,968
Freddie Mac Pool	2.500%, $1,048,609 par, due 12/1/2034	(1)	961,222
Freddie Mac Pool	2.500%, $7,739,977 par, due 12/1/2051	(1)	6,397,764
Freddie Mac Pool	4.500%, $2,997,631 par, due 9/1/2052	(1)	2,827,632
Freddie Struct PT Cert	7.000%, $387,504 par, due 7/25/2043	(1)	400,389
GE HealthCare Technologies Inc	5.857%, $530,000 par, due 3/15/2030	(1)	549,063
GE HealthCare Technologies Inc	5.650%, $1,790,000 par, due 11/15/2027	(1)	1,833,484
General Mills Inc	5.500%, $980,000 par, due 10/17/2028	(1)	1,000,365
General Mills Inc	2.875%, $895,000 par, due 4/15/2030	(1)	804,942
General Motors Financial Co Inc	2.400%, $1,940,000 par, due 10/15/2028	(1)	1,758,738
General Motors Financial Co Inc	4.300%, $1,270,000 par, due 4/6/2029	(1)	1,226,594
General Motors Financial Co Inc	5.000%, $730,000 par, due 4/9/2027	(1)	730,755
Ginnie Mae II pool	4.625%, $39,876 par, due 3/20/2042	(1)	40,406
Ginnie Mae II pool	5.564%, $397,659 par, due 5/20/2058	(1)	396,792
Ginnie Mae II Pool	4.588%, $499,663 par, due 1/20/2067	(1)	495,259
Ginnie Mae II Pool	4.278%, $873,045 par, due 12/20/2066	(1)	856,303
Ginnie Mae II Pool	4.475%, $1,230,962 par, due 2/20/2067	(1)	1,218,985
Ginnie Mae II Pool	4.574%, $1,398,568 par, due 1/20/2067	(1)	1,384,591
Ginnie Mae II Pool	4.469%, $365,325 par, due 3/20/2065	(1)	362,253
Ginnie Mae II pool	5.310%, $55,379 par, due 6/20/2058	(1)	55,755
GM Financial Revolving Receivables Trust 2021-1	1.170%, $3,830,000 par, due 6/12/2034	(1)	3,614,137
GM Financial Revolving Receivables Trust 2022-1	5.910%, $1,525,000 par, due 10/11/2035	(1)	1,572,699
GM Financial Revolving Receivables Trust 2023-2	5.770%, $3,125,000 par, due 8/11/2036	(1)	3,237,931
GM Financial Revolving Receivables Trust 2024-1	4.980%, $1,595,000 par, due 12/11/2036	(1)	1,608,372
GM Financial Revolving Receivables Trust 2024-2	4.520%, $3,010,000 par, due 3/11/2037	(1)	2,974,175
GMF Floorplan Owner Revolving Trust	5.340%, $3,340,000 par, due 6/15/2028	(1)	3,377,528
GNMA	5.667%, $810,565 par, due 12/20/2066	(1)	811,382
GNMA	5.767%, $1,488,582 par, due 12/20/2066	(1)	1,491,784
GNMA	5.417%, $375,662 par, due 10/20/2065	(1)	374,789
Goldman Sachs Group Inc	5.049%, $590,000 par, due 7/23/2030	(1)	586,992
    33    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Goldman Sachs Group Inc/The	1.542%, $2,410,000 par, due 9/10/2027	(1)	$2,279,065
Goldman Sachs Group Inc/The	5.727%, $640,000 par, due 4/25/2030	(1)	653,121
Goldman Sachs Group Inc/The	1.948%, $3,170,000 par, due 10/21/2027	(1)	3,007,528
Goldman Sachs Group Inc/The	3.615%, $1,030,000 par, due 3/15/2028	(1)	1,001,792
Government National Mortgage Association	5.487%, $3,174,248 par, due 1/20/2069	(1)	3,186,980
GS Mortgage Securities Trust 2017-GS6	3.164%, $2,129,521 par, due 5/10/2050	(1)	2,041,987
GS Mortgage Securities Trust 2017-GS8	3.205%, $4,510,000 par, due 11/10/2050	(1)	4,321,085
GS Mortgage Securities Trust 2018-GS10	4.155%, $2,366,207 par, due 7/10/2051	(1)	2,262,113
Gulfstream Natural Gas System LLC	6.190%, $1,510,000 par, due 11/1/2025	(1)	1,523,880
Halliburton Co	2.920%, $1,730,000 par, due 3/1/2030	(1)	1,557,946
Health Care Service Corp A Mutual Legal Reserve Co	5.200%, $1,860,000 par, due 6/15/2029	(1)	1,869,134
Healthpeak OP LLC	3.500%, $580,000 par, due 7/15/2029	(1)	542,981
Healthpeak OP LLC	2.875%, $1,470,000 par, due 1/15/2031	(1)	1,294,244
Hewlett Packard Enterprise Co	4.550%, $1,750,000 par, due 10/15/2029	(1)	1,706,593
Hexcel Corp	4.200%, $1,230,000 par, due 2/15/2027	(1)	1,201,908
HP Inc	4.000%, $1,130,000 par, due 4/15/2029	(1)	1,083,173
HSBC Holdings PLC	2.871%, $1,490,000 par, due 11/22/2032	(1)	1,257,094
HSBC Holdings PLC	6.161%, $840,000 par, due 3/9/2029	(1)	862,751
HSBC Holdings PLC	2.013%, $2,200,000 par, due 9/22/2028	(1)	2,028,732
HSBC Holdings PLC	4.583%, $400,000 par, due 6/19/2029	(1)	391,850
HSBC Holdings PLC	4.755%, $540,000 par, due 6/9/2028	(1)	536,269
HSBC Holdings PLC	4.292%, $730,000 par, due 9/12/2026	(1)	726,660
HSBC Holdings PLC	4.041%, $2,187,000 par, due 3/13/2028	(1)	2,140,719
Huntington Bancshares Inc/OH	4.443%, $730,000 par, due 8/4/2028	(1)	722,505
Huntington National Bank/The	5.650%, $600,000 par, due 1/10/2030	(1)	610,735
Huntington National Bank/The	4.552%, $960,000 par, due 5/17/2028	(1)	952,341
Idaho Power Co	5.200%, $640,000 par, due 8/15/2034	(1)	635,942
Indiana Housing & Community Development Authority	5.750%, $2,280,000 par, due 7/1/2054	(1)	2,298,445
Indianapolis Power & Light Co	5.650%, $1,100,000 par, due 12/1/2032	(1)	1,110,341
Ingredion Inc	3.200%, $600,000 par, due 10/1/2026	(1)	583,302
Ingredion Inc	2.900%, $740,000 par, due 6/1/2030	(1)	664,937
International Business Machines Corp	4.150%, $690,000 par, due 7/27/2027	(1)	682,008
Interstate Power and Light Co	4.100%, $1,200,000 par, due 9/26/2028	(1)	1,165,136
John Deere Owner Trust 2023-B	5.180%, $1,115,000 par, due 3/15/2028	(1)	1,124,189
John Deere Owner Trust 2024	4.960%, $1,215,000 par, due 11/15/2028	(1)	1,224,283
Johns Hopkins Health System Corp/The	2.420%, $1,935,000 par, due 1/1/2030	(1)	1,714,576
Johnson Controls / Tyco Fire Security Finance	5.500%, $760,000 par, due 4/19/2029	(1)	773,849
JPMBB Commercial Mortgage Sec Trust 2014-C24	3.639%, $293,262 par, due 11/15/2047	(1)	292,439
JPMBB Commercial Mortgage Sec Trust 2014-C26	3.494%, $59,454 par, due 1/15/2048	(1)	59,331
JPMCC Commercial Mortgage Sec Trust 2017-JP5	3.723%, $1,185,000 par, due 3/15/2050	(1)	1,149,249
JPMDB Commercial Mortgage Securities Trust 2016-C4	3.141%, $1,765,000 par, due 12/15/2049	(1)	1,685,030
JPMDB Commercial Mortgage Securities Trust 2017-C7	3.409%, $1,875,000 par, due 10/15/2050	(1)	1,777,298
JPMorgan Chase & Co	4.203%, $810,000 par, due 7/23/2029	(1)	788,461
JPMorgan Chase & Co	1.470%, $2,970,000 par, due 9/22/2027	(1)	2,809,780
JPMorgan Chase & Co	2.947%, $1,970,000 par, due 2/24/2028	(1)	1,895,327
JPMorgan Chase & Co	5.299%, $640,000 par, due 7/24/2029	(1)	646,458
JPMorgan Chase & Co	4.452%, $1,370,000 par, due 12/5/2029	(1)	1,342,290
JPMorgan Chase & Co	4.565%, $410,000 par, due 6/14/2030	(1)	402,003
JPMorgan Chase & Co	2.182%, $2,500,000 par, due 6/1/2028	(1)	2,348,360
JPMorgan Chase & Co	2.069%, $660,000 par, due 6/1/2029	(1)	599,894
Kellanova	3.400%, $690,000 par, due 11/15/2027	(1)	665,889
Kentucky Higher Education Student Loan Corp	6.479%, $4,102,085 par, due 11/25/2050	(1)	4,082,231
KeyBank NA/Cleveland OH	3.400%, $1,320,000 par, due 5/20/2026	(1)	1,289,942
KeyBank NA/Cleveland OH	5.000%, $690,000 par, due 1/26/2033	(1)	661,947
KeyCorp	4.789%, $700,000 par, due 6/1/2033	(1)	662,094
KeyCorp	2.250%, $840,000 par, due 4/6/2027	(1)	792,472
Kimco Realty OP LLC	2.250%, $2,140,000 par, due 12/1/2031	(1)	1,776,801
Kinder Morgan Inc	1.750%, $1,610,000 par, due 11/15/2026	(1)	1,526,436
Kinder Morgan Inc	5.000%, $1,310,000 par, due 2/1/2029	(1)	1,305,837
King County Public Hospital District No 2	2.601%, $2,045,000 par, due 12/1/2034	(1)	1,635,734
L3Harris Technologies Inc	5.050%, $810,000 par, due 6/1/2029	(1)	809,728
L3Harris Technologies Inc	4.400%, $450,000 par, due 6/15/2028	(1)	442,030
Lake Central Multi-District School Building Corp	1.651%, $1,695,000 par, due 7/15/2028	(1)	1,531,856
Leland Stanford Junior University/The	1.289%, $975,000 par, due 6/1/2027	(1)	898,193
Leland Stanford Junior University/The	3.089%, $2,000,000 par, due 5/1/2029	(1)	1,890,402
Lennox International Inc	1.350%, $1,190,000 par, due 8/1/2025	(1)	1,164,668
    34    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Lennox International Inc	1.700%, $490,000 par, due 8/1/2027	(1)	$451,795
Life 2021-BMR Mortgage Trust	5.212%, $1,705,239 par, due 3/15/2038	(1)	1,683,923
Life 2022-BMR Mortgage Trust	5.692%, $2,395,000 par, due 5/15/2039	(1)	2,341,113
Louisiana Local Govt Env Fac. & Comm Dev Auth	4.145%, $2,980,000 par, due 2/1/2031	(1)	2,894,027
Louisiana Local Govt Env Fac. & Comm Dev Auth	4.475%, $1,000,000 par, due 8/1/2039	(1)	931,310
Lowe's Cos Inc	3.750%, $610,000 par, due 4/1/2032	(1)	558,823
M&T Bank Corp	4.553%, $630,000 par, due 8/16/2028	(1)	623,237
Manufacturers & Traders Trust Co	4.700%, $2,430,000 par, due 1/27/2028	(1)	2,405,989
Marathon Petroleum Corp	4.700%, $1,470,000 par, due 5/1/2025	(1)	1,468,355
Marathon Petroleum Corp	3.800%, $1,300,000 par, due 4/1/2028	(1)	1,254,387
Martin Marietta Materials Inc	2.500%, $670,000 par, due 3/15/2030	(1)	592,685
Masco Corp	2.000%, $1,790,000 par, due 10/1/2030	(1)	1,509,366
Massachusetts School Building Authority	1.753%, $1,000,000 par, due 8/15/2030	(1)	875,650
Massachusetts Water Resources Authority	2.390%, $2,005,000 par, due 8/1/2033	(1)	1,643,539
MassMutual Global Funding II	4.350%, $270,000 par, due 9/17/2031	(1)	259,287
MassMutual Global Funding II	4.850%, $1,130,000 par, due 1/17/2029	(1)	1,130,625
McDonald's Corp	3.600%, $365,000 par, due 7/1/2030	(1)	342,462
MD Comm Dev Admin Housing Rev	3.500%, $65,000 par, due 9/1/2047	(1)	64,855
Mercedes-Benz Finance North America LLC	4.850%, $910,000 par, due 1/11/2029	(1)	903,081
Mercedes-Benz Finance North America LLC	5.100%, $1,090,000 par, due 8/3/2028	(1)	1,090,773
Met Tower Global Funding	5.250%, $890,000 par, due 4/12/2029	(1)	901,506
METLIFE SECURITIZATION TRUST 2019-1	3.750%, $343,218 par, due 4/25/2058	(1)	336,827
Metropolitan Life Global Funding I	2.950%, $1,400,000 par, due 4/9/2030	(1)	1,265,579
Microchip Technology Inc	5.050%, $1,220,000 par, due 3/15/2029	(1)	1,217,772
Microchip Technology Inc	5.050%, $910,000 par, due 2/15/2030	(1)	902,933
Mid-America Apartments LP	1.700%, $550,000 par, due 2/15/2031	(1)	453,149
Minnesota Housing Finance Agency	6.000%, $1,905,000 par, due 7/1/2053	(1)	1,939,252
Minnesota Housing Finance Agency	6.000%, $1,255,000 par, due 1/1/2054	(1)	1,277,690
Missouri Higher Education Loan Authority	5.023%, $746,587 par, due 8/25/2061	(1)	722,450
Mitsubishi UFJ Financial Group Inc	2.341%, $1,370,000 par, due 1/19/2028	(1)	1,303,334
Mitsubishi UFJ Financial Group Inc	1.538%, $1,180,000 par, due 7/20/2027	(1)	1,122,230
MMAF Equipment Finance LLC 2020-A	1.400%, $815,000 par, due 8/9/2030	(1)	758,733
MMAF Equipment Finance LLC 2022-A	3.320%, $2,305,000 par, due 6/13/2044	(1)	2,258,868
MMAF Equipment Finance LLC 2023-A	5.540%, $2,545,000 par, due 12/13/2029	(1)	2,586,585
Mondelez International Holdings Netherlands BV	1.250%, $1,100,000 par, due 9/24/2026	(1)	1,035,843
Morgan Stanley	1.512%, $1,080,000 par, due 7/20/2027	(1)	1,026,553
Morgan Stanley	2.475%, $1,730,000 par, due 1/21/2028	(1)	1,648,479
Morgan Stanley	4.431%, $610,000 par, due 1/23/2030	(1)	593,866
Morgan Stanley	5.449%, $370,000 par, due 7/20/2029	(1)	374,101
Morgan Stanley	5.173%, $1,150,000 par, due 1/16/2030	(1)	1,151,893
Morgan Stanley	5.042%, $580,000 par, due 7/19/2030	(1)	577,933
Morgan Stanley	1.593%, $710,000 par, due 5/4/2027	(1)	680,600
Morgan Stanley	4.210%, $1,550,000 par, due 4/20/2028	(1)	1,527,558
Morgan Stanley	5.164%, $1,910,000 par, due 4/20/2029	(1)	1,915,218
Morgan Stanley BAML Trust 2017-C33	3.337%, $2,550,000 par, due 5/15/2050	(1)	2,470,106
Morgan Stanley BAML Trust 2017-C34	3.536%, $800,000 par, due 11/15/2052	(1)	765,776
Motorola Solutions Inc	5.000%, $320,000 par, due 4/15/2029	(1)	319,476
MPLX LP	4.125%, $900,000 par, due 3/1/2027	(1)	886,697
MPLX LP	1.750%, $810,000 par, due 3/1/2026	(1)	782,001
MPLX LP	4.950%, $440,000 par, due 9/1/2032	(1)	424,445
MPLX LP	4.000%, $490,000 par, due 3/15/2028	(1)	475,333
MS State Higher Ed Asst Co	5.363%, $330,300 par, due 10/25/2035	(1)	327,156
Mutual of Omaha Cos Global Funding	5.450%, $1,290,000 par, due 12/12/2028	(1)	1,303,615
Mutual of Omaha Cos Global Funding	4.750%, $490,000 par, due 10/15/2029	(1)	482,416
Nature Conservancy/The	3.016%, $1,500,000 par, due 3/1/2030	(1)	1,347,611
Navient Student Loan Trust 2021-1	5.283%, $1,925,406 par, due 12/26/2069	(1)	1,911,293
Nelnet Student Loan Trust 2021-A	1.360%, $1,759,849 par, due 4/20/2062	(1)	1,628,022
Nelnet Student Loan Trust 2021-C	1.320%, $502,230 par, due 4/20/2062	(1)	461,425
Nelnet Student Loan Trust 2021-D	1.630%, $2,611,388 par, due 4/20/2062	(1)	2,426,152
Nevada Housing Division	5.750%, $1,985,000 par, due 10/1/2053	(1)	1,999,967
New York Hospital for Special Surgery	3.737%, $285,000 par, due 4/1/2028	(1)	274,534
New York Life Global Funding	4.900%, $1,610,000 par, due 6/13/2028	(1)	1,617,263
New York State Electric & Gas Corp	5.650%, $1,600,000 par, due 8/15/2028	(1)	1,636,954
Newmont Corp / Newcrest Finance Pty Ltd	5.350%, $500,000 par, due 3/15/2034	(1)	497,813
NNN REIT Inc	4.300%, $1,350,000 par, due 10/15/2028	(1)	1,318,062
Norfolk Southern Corp	2.550%, $1,470,000 par, due 11/1/2029	(1)	1,326,546
    35    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Norfolk Southern Corp	3.650%, $460,000 par, due 8/1/2025	(1)	$457,031
North Carolina Housing Finance Agency	2.870%, $100,000 par, due 7/1/2032	(1)	99,031
North Dakota Public Finance Authority	2.580%, $2,630,000 par, due 12/1/2034	(1)	2,144,186
North Dakota Public Finance Authority	4.050%, $750,000 par, due 12/1/2030	(1)	727,268
North Texas Higher Education Authority Inc	5.023%, $1,977,865 par, due 10/25/2061	(1)	1,946,575
North Texas Higher Education Authority Inc	5.023%, $1,589,800 par, due 9/25/2061	(1)	1,577,169
Northrop Grumman Corp	4.400%, $1,430,000 par, due 5/1/2030	(1)	1,392,510
Northwestern Mutual Global Funding	3.300%, $970,000 par, due 4/4/2029	(1)	905,283
NTT Finance Corp	5.110%, $1,330,000 par, due 7/2/2029	(1)	1,339,950
Nutrien Ltd	2.950%, $540,000 par, due 5/13/2030	(1)	485,858
Nutrien Ltd	4.900%, $720,000 par, due 3/27/2028	(1)	719,731
NXP BV / NXP Funding LLC / NXP USA Inc	2.650%, $1,800,000 par, due 2/15/2032	(1)	1,515,461
NXP BV / NXP Funding LLC / NXP USA Inc	5.000%, $400,000 par, due 1/15/2033	(1)	389,327
OhioHealth Corp	2.297%, $2,100,000 par, due 11/15/2031	(1)	1,760,401
Oklahoma Development Finance Authority	4.285%, $297,476 par, due 2/1/2032	(1)	289,399
Oklahoma Development Finance Authority	3.877%, $2,257,226 par, due 5/1/2032	(1)	2,156,306
Oklahoma Development Finance Authority	4.135%, $934,725 par, due 12/1/2033	(1)	904,636
Oncor Electric Delivery Co LLC	2.750%, $1,930,000 par, due 5/15/2030	(1)	1,732,484
Oncor Electric Delivery Co LLC	4.550%, $1,250,000 par, due 9/15/2032	(1)	1,201,395
Oncor Electric Delivery Co LLC	4.650%, $1,150,000 par, due 11/1/2029	(1)	1,138,855
ONE Gas Inc	5.100%, $480,000 par, due 4/1/2029	(1)	483,374
ONEOK Inc	4.400%, $310,000 par, due 10/15/2029	(1)	300,648
ONEOK Inc	5.000%, $1,005,000 par, due 3/1/2026	(1)	1,006,619
ONEOK Inc	3.250%, $1,108,000 par, due 6/1/2030	(1)	1,005,491
Oracle Corp	6.150%, $300,000 par, due 11/9/2029	(1)	314,642
Oracle Corp	4.200%, $950,000 par, due 9/27/2029	(1)	917,614
Oracle Corp	2.950%, $2,465,000 par, due 4/1/2030	(1)	2,226,511
Orlando Health Obligated Group	3.777%, $1,000,000 par, due 10/1/2028	(1)	957,837
Orlando Health Obligated Group	2.291%, $1,250,000 par, due 10/1/2028	(1)	1,142,723
Pacific Life Global Funding II	4.900%, $870,000 par, due 1/11/2029	(1)	870,728
Packaging Corp of America	3.400%, $830,000 par, due 12/15/2027	(1)	799,520
Petroleos Mexicanos	2.378%, $100,000 par, due 4/15/2025	(1)	98,458
PFS Financing Corp	5.520%, $1,400,000 par, due 10/15/2028	(1)	1,419,933
PHEAA Student Loan Trust 2016-2	5.633%, $647,007 par, due 11/25/2065	(1)	645,468
Phillips 66 Co	5.250%, $1,120,000 par, due 6/15/2031	(1)	1,123,412
Pioneer Natural Resources Co	1.900%, $650,000 par, due 8/15/2030	(1)	553,748
Pioneer Natural Resources Co	2.150%, $880,000 par, due 1/15/2031	(1)	747,077
PNC Bank NA	2.700%, $1,200,000 par, due 10/22/2029	(1)	1,076,567
PNC Financial Services Group Inc/The	5.068%, $310,000 par, due 1/24/2034	(1)	302,241
PNC Financial Services Group Inc/The	5.354%, $1,190,000 par, due 12/2/2028	(1)	1,206,837
PPG Industries Inc	2.550%, $1,330,000 par, due 6/15/2030	(1)	1,173,427
PPL Electric Utilities Corp	5.000%, $2,190,000 par, due 5/15/2033	(1)	2,163,536
Principal Life Global Funding II	5.100%, $1,260,000 par, due 1/25/2029	(1)	1,262,752
Prologis LP	4.000%, $154,000 par, due 9/15/2028	(1)	150,051
Protective Life Global Funding	5.467%, $650,000 par, due 12/8/2028	(1)	660,654
Protective Life Global Funding	4.335%, $1,400,000 par, due 9/13/2027	(1)	1,386,752
Providence St Joseph Health Obligated Group	2.746%, $750,000 par, due 10/1/2026	(1)	723,463
PSNH Funding LLC 3	3.506%, $638,061 par, due 8/1/2028	(1)	631,972
Public Service Co of New Hampshire	2.200%, $830,000 par, due 6/15/2031	(1)	698,232
Public Service Co of New Hampshire	5.350%, $400,000 par, due 10/1/2033	(1)	404,124
Public Service Electric and Gas Co	1.900%, $2,360,000 par, due 8/15/2031	(1)	1,944,413
Public Service Electric and Gas Co	3.650%, $795,000 par, due 9/1/2028	(1)	764,641
Puget Sound Energy Inc	5.330%, $980,000 par, due 6/15/2034	(1)	974,190
Realty Income Corp	4.850%, $1,820,000 par, due 3/15/2030	(1)	1,808,330
Regions Financial Corp	1.800%, $1,570,000 par, due 8/12/2028	(1)	1,398,327
Revvity Inc	1.900%, $1,420,000 par, due 9/15/2028	(1)	1,271,039
Rexford Industrial Realty LP	5.000%, $1,130,000 par, due 6/15/2028	(1)	1,125,691
RI State Std Ln Authority	6.076%, $699,268 par, due 9/1/2036	(1)	698,142
Rochester Gas and Electric Corp	3.100%, $2,070,000 par, due 6/1/2027	(1)	1,979,963
ROCK Trust 2024-CNTR	5.388%, $1,475,000 par, due 11/13/2041	(1)	1,470,711
Rogers Communications Inc	3.625%, $775,000 par, due 12/15/2025	(1)	766,111
Rogers Communications Inc	3.800%, $1,490,000 par, due 3/15/2032	(1)	1,339,804
Rolls-Royce PLC	3.625%, $780,000 par, due 10/14/2025	(1)	764,536
Roper Technologies Inc	4.500%, $560,000 par, due 10/15/2029	(1)	549,786
RTX Corp	4.125%, $1,300,000 par, due 11/16/2028	(1)	1,265,198
RTX Corp	2.250%, $970,000 par, due 7/1/2030	(1)	843,700
    36    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Sabine Pass Liquefaction LLC	4.500%, $1,890,000 par, due 5/15/2030	(1)	$1,830,766
San Diego Community College District	2.383%, $1,000,000 par, due 8/1/2033	(1)	826,660
San Diego Gas & Electric Co	4.950%, $880,000 par, due 8/15/2028	(1)	883,773
San Jose Evergreen Community College District	2.440%, $1,100,000 par, due 8/1/2029	(1)	1,004,795
SBA Small Business Investment Cos	2.517%, $367,916 par, due 3/10/2025	(1)	366,084
SBA Small Business Investment Cos	2.829%, $369,596 par, due 9/10/2025	(1)	364,616
SBA Small Business Investment Cos	2.845%, $1,347,183 par, due 3/10/2027	(1)	1,303,171
SBA Small Business Investment Cos	5.168%, $8,877,824 par, due 3/10/2033	(1)	8,945,411
SBA Small Business Investment Cos	2.518%, $1,425,286 par, due 9/10/2027	(1)	1,360,931
SBA Small Business Investment Cos	3.548%, $1,539,135 par, due 9/10/2028	(1)	1,485,159
SBA Small Business Investment Cos	3.113%, $1,493,592 par, due 3/10/2029	(1)	1,423,802
SBA Small Business Investment Cos	2.283%, $2,288,529 par, due 9/10/2029	(1)	2,127,109
SBA Small Business Investment Cos	2.078%, $3,500,823 par, due 3/10/2030	(1)	3,162,903
SBA Small Business Investment Cos	2.938%, $16,325,340 par, due 3/10/2032	(1)	15,067,016
SBA Small Business Investment Cos	2.507%, $265,467 par, due 3/10/2026	(1)	259,217
SBA Small Business Investment Cos	1.667%, $2,497,700 par, due 3/10/2031	(1)	2,176,703
SBA Small Business Investment Cos	1.304%, $4,752,330 par, due 9/10/2031	(1)	4,075,228
SC State Std Ln Corp	5.183%, $79,627 par, due 1/25/2041	(1)	79,185
SC State Std Ln Corp	6.663%, $204,117 par, due 10/27/2036	(1)	203,223
Sealed Air Corp	1.573%, $750,000 par, due 10/15/2026	(1)	705,416
Seasoned Credit Risk Transfer Trust Series 2018-3	3.500%, $1,999,484 par, due 8/25/2057	(1)	1,906,570
Seasoned Credit Risk Transfer Trust Series 2019-1	4.000%, $1,045,999 par, due 7/25/2058	(1)	959,972
Seasoned Credit Risk Transfer Trust Series 2019-2	4.000%, $1,289,694 par, due 8/25/2058	(1)	1,184,176
Seasoned Credit Risk Transfer Trust Series 2020-2	2.000%, $3,677,810 par, due 11/25/2059	(1)	2,866,868
Seasoned Credit Risk Transfer Trust Series 2020-3	2.500%, $3,508,624 par, due 5/25/2060	(1)	2,839,936
SFS Auto Receivables Securitization Trust 2023-1	5.470%, $2,205,000 par, due 10/20/2028	(1)	2,224,684
Sherwin-Williams Co/The	2.300%, $700,000 par, due 5/15/2030	(1)	611,343
Sherwin-Williams Co/The	3.300%, $911,000 par, due 2/1/2025	(1)	909,441
SLM Student Loan Trust 2003-10	5.740%, $2,078,134 par, due 12/17/2068	(1)	2,074,890
SMALL BUSINESS ADMINISTRATION	2.130%, $245,825 par, due 1/1/2033	(1)	224,895
Smurfit Kappa Treasury ULC	5.200%, $790,000 par, due 1/15/2030	(1)	792,698
Solano County Community College District	1.641%, $2,370,000 par, due 8/1/2029	(1)	2,090,103
South32 Treasury Ltd	4.350%, $2,980,000 par, due 4/14/2032	(1)	2,730,526
Spire Missouri Inc	5.150%, $150,000 par, due 8/15/2034	(1)	148,873
Stanford Health Care	3.310%, $1,351,000 par, due 8/15/2030	(1)	1,243,579
State of California	5.750%, $1,750,000 par, due 10/1/2031	(1)	1,835,278
State of Hawaii	1.710%, $2,475,000 par, due 8/1/2028	(1)	2,249,231
State of Texas	4.631%, $1,250,000 par, due 4/1/2033	(1)	1,225,225
State of Utah	3.539%, $474,328 par, due 7/1/2025	(1)	472,606
State of Wisconsin	2.544%, $1,425,000 par, due 5/1/2031	(1)	1,258,603
State Street Corp	4.421%, $560,000 par, due 5/13/2033	(1)	533,441
Sumitomo Mitsui Financial Group Inc	5.716%, $900,000 par, due 9/14/2028	(1)	921,735
Sumitomo Mitsui Financial Group Inc	1.902%, $2,780,000 par, due 9/17/2028	(1)	2,490,533
Take-Two Interactive Software Inc	3.700%, $590,000 par, due 4/14/2027	(1)	575,668
Take-Two Interactive Software Inc	5.400%, $650,000 par, due 6/12/2029	(1)	658,832
Texas Electric Market Stabilization Funding N LLC	4.265%, $2,904,327 par, due 8/1/2034	(1)	2,808,838
Texas Natural Gas Securitization Finance Corp	5.102%, $3,939,349 par, due 4/1/2035	(1)	3,947,622
Texas Transportation Commission State Highway Fund	5.178%, $1,200,000 par, due 4/1/2030	(1)	1,211,304
T-Mobile USA Inc	4.800%, $1,050,000 par, due 7/15/2028	(1)	1,044,174
T-Mobile USA Inc	3.375%, $1,430,000 par, due 4/15/2029	(1)	1,334,703
T-Mobile USA Inc	2.400%, $1,110,000 par, due 3/15/2029	(1)	999,724
Toronto-Dominion Bank/The	4.693%, $730,000 par, due 9/15/2027	(1)	728,375
Toronto-Dominion Bank/The	5.523%, $670,000 par, due 7/17/2028	(1)	680,910
Toronto-Dominion Bank/The	4.994%, $930,000 par, due 4/5/2029	(1)	928,066
Towd Point Mortgage Trust 2017-5	5.053%, $7,756 par, due 2/25/2057	(1)	8,097
Towd Point Mortgage Trust 2017-6	2.750%, $29,487 par, due 10/25/2057	(1)	28,793
Towd Point Mortgage Trust 2019-4	2.900%, $2,354,182 par, due 10/25/2059	(1)	2,239,469
Towd Point Mortgage Trust 2019-HY1	5.453%, $382,772 par, due 10/25/2048	(1)	386,948
Towd Point Mortgage Trust 2019-HY2	5.453%, $373,328 par, due 5/25/2058	(1)	381,819
Towd Point Mortgage Trust 2022-4	3.750%, $2,447,438 par, due 9/25/2062	(1)	2,298,059
Toyota Auto Loan Extended Note Trust 2022-1	3.820%, $4,710,000 par, due 4/25/2035	(1)	4,627,942
Toyota Auto Loan Extended Note Trust 2023-1	4.930%, $4,060,000 par, due 6/25/2036	(1)	4,094,335
Toyota Auto Loan Extended Note Trust 2024-1	5.160%, $4,560,000 par, due 11/25/2036	(1)	4,630,192
Toyota Motor Credit Corp	5.100%, $440,000 par, due 3/21/2031	(1)	441,354
Toyota Motor Credit Corp	4.550%, $180,000 par, due 8/9/2029	(1)	177,870
Trane Technologies Financing Ltd	3.500%, $1,310,000 par, due 3/21/2026	(1)	1,291,749
    37    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024
	Description of investment, including
	maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party	collateral, par, or maturing value	Cost	Current value
Transcontinental Gas Pipe Line Co LLC	3.250%, $1,205,000 par, due 5/15/2030	(1)	$1,098,074
Transcontinental Gas Pipe Line Co LLC	4.000%, $720,000 par, due 3/15/2028	(1)	699,548
Trinity Health	3.084%, $2,235,000 par, due 12/1/2034	(1)	1,930,884
Truist Financial Corp	4.260%, $1,025,000 par, due 7/28/2026	(1)	1,020,968
Truist Financial Corp	4.873%, $1,160,000 par, due 1/26/2029	(1)	1,154,184
UBS Commercial Mortgage Trust 2017-C3	3.167%, $1,455,000 par, due 8/15/2050	(1)	1,412,322
UBS Commercial Mortgage Trust 2018-C10	4.313%, $2,550,000 par, due 5/15/2051	(1)	2,472,217
UBS Group AG	4.751%, $410,000 par, due 5/12/2028	(1)	407,399
UBS Group AG	1.494%, $1,500,000 par, due 8/10/2027	(1)	1,419,165
UBS Group AG	1.364%, $2,000,000 par, due 1/30/2027	(1)	1,923,322
UBS Group AG	2.746%, $510,000 par, due 2/11/2033	(1)	425,874
UBS Group AG	4.703%, $1,230,000 par, due 8/5/2027	(1)	1,224,511
UBS Group AG	1.305%, $410,000 par, due 2/2/2027	(1)	393,980
UBS Group AG	3.869%, $340,000 par, due 1/12/2029	(1)	327,317
UDR Inc	3.500%, $1,380,000 par, due 1/15/2028	(1)	1,320,485
Union Electric Co	2.950%, $2,760,000 par, due 3/15/2030	(1)	2,512,538
United States Int Dev Finance Corp	3.600%, $3,423,913 par, due 3/15/2035	(1)	3,217,817
United States Small Business Administration	3.370%, $715,455 par, due 10/1/2033	(1)	673,577
United States Small Business Administration	2.840%, $1,454,457 par, due 4/1/2037	(1)	1,322,663
United States Small Business Administration	2.850%, $1,262,980 par, due 10/1/2037	(1)	1,143,804
United States Small Business Administration	5.630%, $104,232 par, due 10/1/2028	(1)	104,196
United States Small Business Administration	5.040%, $3,134,862 par, due 10/1/2047	(1)	3,067,848
United States Small Business Administration	4.480%, $2,676,855 par, due 4/1/2048	(1)	2,564,941
United States Small Business Administration	5.380%, $3,072,633 par, due 4/1/2049	(1)	3,065,391
United States Small Business Administration	3.800%, $7,162,690 par, due 8/1/2047	(1)	6,562,543
United States Small Business Administration	3.230%, $359,476 par, due 2/1/2034	(1)	338,419
United States Small Business Administration	5.540%, $15,258 par, due 9/1/2026	(1)	15,271
United States Small Business Administration	5.600%, $99,063 par, due 9/1/2028	(1)	99,760
United States Small Business Administration	3.210%, $328,736 par, due 3/1/2034	(1)	307,704
United States Small Business Administration	5.510%, $57,291 par, due 11/1/2027	(1)	57,666
United States Small Business Administration	5.310%, $45,077 par, due 5/1/2027	(1)	44,757
United States Small Business Administration	6.770%, $28,698 par, due 11/1/2028	(1)	29,514
United States Small Business Administration	3.940%, $7,060,820 par, due 5/1/2047	(1)	6,561,090
United States Small Business Administration	5.130%, $3,690,565 par, due 11/1/2047	(1)	3,630,029
United States Small Business Administration	2.980%, $581,563 par, due 6/1/2035	(1)	531,753
United States Small Business Administration	2.810%, $293,353 par, due 12/1/2036	(1)	264,889
United States Small Business Administration	2.810%, $1,659,848 par, due 6/1/2037	(1)	1,463,176
United States Small Business Administration	2.780%, $1,494,569 par, due 12/1/2037	(1)	1,340,789
United States Small Business Administration	4.710%, $2,056,969 par, due 12/1/2047	(1)	1,970,371
United States Small Business Administration	5.680%, $35,261 par, due 6/1/2028	(1)	35,316
United States Small Business Administration	5.280%, $3,010,709 par, due 12/1/2048	(1)	2,983,489
United States Small Business Administration	2.800%, $807,372 par, due 1/1/2037	(1)	732,222
United States Small Business Administration	3.150%, $504,380 par, due 7/1/2033	(1)	476,417
United States Small Business Administration	5.720%, $365,583 par, due 1/1/2029	(1)	365,438
United States Small Business Administration	2.880%, $413,598 par, due 7/1/2035	(1)	381,637
United States Small Business Administration	4.910%, $1,256,918 par, due 1/1/2048	(1)	1,230,007
United States Small Business Administration	5.180%, $5,919,133 par, due 7/1/2048	(1)	5,847,145
United States Small Business Administration	2.980%, $650,706 par, due 7/1/2037	(1)	591,565
United States Treasury Note/Bond	4.375%, $5,725,000 par, due 12/31/2029	(1)	5,721,422
United States Treasury Note/Bond	4.500%, $16,000,000 par, due 11/15/2033	(1)	15,930,000
United States Treasury Note/Bond	4.375%, $7,620,000 par, due 5/15/2034	(1)	7,504,511
United States Treasury Note/Bond	4.375%, $4,500,000 par, due 11/30/2028	(1)	4,501,229
United States Treasury Note/Bond	4.125%, $7,965,000 par, due 11/15/2027	(1)	7,928,911
United States Treasury Note/Bond	4.250%, $2,075,000 par, due 11/15/2034	(1)	2,021,504
United States Treasury Note/Bond	4.125%, $5,715,000 par, due 10/31/2029	(1)	5,648,472
United States Treasury Note/Bond	3.875%, $1,295,000 par, due 8/15/2034	(1)	1,224,786
United States Treasury Note/Bond	3.875%, $28,505,000 par, due 10/15/2027	(1)	28,202,134
United States Treasury Note/Bond	4.875%, $2,000,000 par, due 10/31/2028	(1)	2,035,704
United States Treasury Note/Bond	4.625%, $5,985,000 par, due 4/30/2029	(1)	6,041,576
United States Treasury Note/Bond	4.625%, $5,895,000 par, due 4/30/2031	(1)	5,944,276
United States Treasury Note/Bond	4.250%, $4,000,000 par, due 2/28/2029	(1)	3,980,780
United States Treasury Note/Bond	4.000%, $5,780,000 par, due 7/31/2029	(1)	5,687,653
United States Treasury Note/Bond	3.625%, $5,835,000 par, due 8/31/2029	(1)	5,649,009
United States Treasury Note/Bond	3.500%, $7,805,000 par, due 9/30/2029	(1)	7,508,956
United States Treasury Note/Bond	3.875%, $5,355,000 par, due 8/15/2033	(1)	5,097,082
    38    (Continued)

WELLS FARGO & COMPANY 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2023
		Description of investment, including
		maturity date, rate of interest,
Identity of issuer, borrower, lessor, or similar party		collateral, par, or maturing value	Cost	Current value
	United States Treasury Note/Bond	4.000%, $16,270,000 par, due 2/15/2034	(1)	$15,579,160
	United States Treasury Note/Bond	3.500%, $7,410,000 par, due 2/15/2033	(1)	6,893,908
	United States Treasury Note/Bond	3.375%, $590,000 par, due 9/15/2027	(1)	576,494
	UnitedHealth Group Inc	4.800%, $1,050,000 par, due 1/15/2030	(1)	1,045,779
	University of North Carolina at Chapel Hill	3.327%, $500,000 par, due 12/1/2036	(1)	441,700
	US Bancorp	5.850%, $210,000 par, due 10/21/2033	(1)	214,710
	US Bancorp	4.548%, $1,650,000 par, due 7/22/2028	(1)	1,636,326
	US Bancorp	5.384%, $1,470,000 par, due 1/23/2030	(1)	1,482,748
	US Bancorp	2.215%, $620,000 par, due 1/27/2028	(1)	587,790
	USAA Capital Corp	2.125%, $190,000 par, due 5/1/2030	(1)	164,543
	Utah Housing Corp	6.000%, $1,250,000 par, due 7/1/2055	(1)	1,275,388
	Ventas Realty LP	3.500%, $721,000 par, due 2/1/2025	(1)	719,753
	Ventas Realty LP	4.400%, $1,370,000 par, due 1/15/2029	(1)	1,333,414
	Ventas Realty LP	2.650%, $200,000 par, due 1/15/2025	(1)	199,680
	Verizon Communications Inc	2.355%, $1,603,000 par, due 3/15/2032	(1)	1,329,684
	Verizon Communications Inc	2.100%, $910,000 par, due 3/22/2028	(1)	837,043
	Verizon Master Trust	5.160%, $1,995,000 par, due 6/20/2029	(1)	2,013,815
	Vermont Std Asst Corp	5.505%, $273,152 par, due 7/28/2034	(1)	272,609
	Virginia Housing Development Authority 2016-A	3.100%, $241,746 par, due 6/25/2041	(1)	213,971
	Virginia Power Fuel Securitization LLC	4.877%, $2,125,000 par, due 5/1/2031	(1)	2,123,283
	Volkswagen Auto Loan Enhanced Trust 2023-1	5.020%, $2,725,000 par, due 6/20/2028	(1)	2,740,701
	Volkswagen Group of America Finance LLC	5.650%, $1,960,000 par, due 9/12/2028	(1)	1,968,902
	Volkswagen Group of America Finance LLC	4.350%, $950,000 par, due 6/8/2027	(1)	930,641
	Warnermedia Holdings Inc	4.279%, $3,630,000 par, due 3/15/2032	(1)	3,199,823
	Washington & Multnomah Counties School Dist No 48J	1.407%, $1,500,000 par, due 6/15/2027	(1)	1,398,195
	WEC Energy Group Inc	2.200%, $665,000 par, due 12/15/2028	(1)	599,704
	WEC Energy Group Inc	5.150%, $1,480,000 par, due 10/1/2027	(1)	1,495,342
	WEC Energy Group Inc	3.550%, $386,000 par, due 6/15/2025	(1)	383,301
*	Wells Fargo Commercial Mortgage Trust 2016-C33	3.162%, $500,833 par, due 3/15/2059	(1)	493,845
*	Wells Fargo Commercial Mortgage Trust 2017-C38	3.453%, $2,350,000 par, due 7/15/2050	(1)	2,258,155
*	Wells Fargo Commercial Mortgage Trust 2017-C39	3.157%, $2,270,000 par, due 9/15/2050	(1)	2,160,200
*	Wells Fargo Commercial Mortgage Trust 2017-C40	3.317%, $3,065,000 par, due 10/15/2050	(1)	2,943,506
*	Wells Fargo Commercial Mortgage Trust 2017-C42	3.589%, $1,870,000 par, due 12/15/2050	(1)	1,764,229
*	Wells Fargo Commercial Mortgage Trust 2018-C43	4.012%, $2,820,000 par, due 3/15/2051	(1)	2,722,515
	Welltower OP LLC	4.125%, $2,191,000 par, due 3/15/2029	(1)	2,118,623
	Welltower OP LLC	2.050%, $550,000 par, due 1/15/2029	(1)	491,840
	West Haymarket Joint Public Agency	5.400%, $1,250,000 par, due 12/15/2030	(1)	1,257,875
	Weyerhaeuser Co	4.000%, $1,200,000 par, due 4/15/2030	(1)	1,137,010
	Wheels Fleet Lease Funding 1 LLC	5.800%, $1,349,834 par, due 4/18/2038	(1)	1,358,298
	Williams Cos Inc/The	4.900%, $290,000 par, due 3/15/2029	(1)	287,858
	Williams Cos Inc/The	5.650%, $730,000 par, due 3/15/2033	(1)	736,659
	Williams Cos Inc/The	5.300%, $940,000 par, due 8/15/2028	(1)	948,898
	Wisconsin Power and Light Co	3.950%, $790,000 par, due 9/1/2032	(1)	730,119
	Wisconsin Power and Light Co	5.375%, $700,000 par, due 3/30/2034	(1)	697,092
	WRKCO INC	4.000%, $1,115,000 par, due 3/15/2028	(1)	1,080,948
	WRKCo Inc	3.900%, $920,000 par, due 6/1/2028	(1)	887,877
	Xcel Energy Inc	1.750%, $465,000 par, due 3/15/2027	(1)	435,395
	Yale University	1.482%, $500,000 par, due 4/15/2030	(1)	425,200
	Blackrock Treasury Trust Fund	4.337%, $16,135,030 par	(1)	16,135,030
				1,148,206,424
		Accrued income receivable		8,595,009
		Receivable for investment payments due		89,895
		Payable for securities purchased on a forward commitment basis		(10,233,295)
				1,146,658,033
		Total investments in security-backed contracts		3,726,689,717

	Collective Trust Funds (3.2%):
	Short-Term Investment Fund II	121,310,346 units	(1)	121,310,346
		Total Wells Fargo Stable Value Fund		3,848,000,063
		Total investments		$57,886,997,456
*	Represents a party-in-interest.
(1)	Cost information not required as investments are participant directed.
See accompanying report of independent registered public accounting firm.

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS FARGO & COMPANY 401(k) PLAN

/s/ Daniela Nese
Daniela Nese
Managing Director
Head of Benefits and Recognition
Wells Fargo & Company

June 18, 2025

EXHIBITS

Exhibit No.	Description	Location

23	Consent of Independent Registered Public Accounting Firm	Filed herewith.